Exhibit 99.2
Explanatory Note
The following Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations is an updated version of Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Annual Report on Form 10-K for the year ended December 31, 2014 filed by CF Industries Holdings, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”) on February 26, 2015 (the “2014 Form 10-K”). The updated version of Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations includes changes to reflect on a retrospective basis the change in the Company’s reportable segments that occurred in the third quarter of 2015, but does not otherwise reflect events occurring after February 26, 2015. Information regarding events and developments subsequent to February 26, 2015 is included in the Company’s other filings with the SEC since that date. References in the updated version of Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations to Item 8. Financial Statements and Supplementary Data and to “Item 8 of this report” are to the updated version of Item 8. Financial Statements and Supplementary Data filed as Exhibit 99.3 to the Current Report on Form 8-K of which this Exhibit 99.2 is a part. References in the updated version of Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations to “this report” are to the 2014 Form 10-K as updated by the Current Report on Form 8-K of which this Exhibit 99.2 is a part. The information in this Exhibit 99.2 should be read in conjunction with the other information in the Current Report on Form 8-K of which this Exhibit 99.2 is a part, the 2014 Form 10-K, including Item 1A. Risk Factors, and the Company’s other reports filed with the SEC after February 26, 2015.

ITEM 7.    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.
    You should read the following discussion and analysis in conjunction with the consolidated financial statements and related notes included in Item 8. Financial Statements and Supplementary Data. All references to "CF Holdings," "we," "us," "our" and "the Company" refer to CF Industries Holdings, Inc. and its subsidiaries, except where the context makes clear that the reference is only to CF Industries Holdings, Inc. itself and not its subsidiaries. All references to "CF Industries" refer to CF Industries, Inc., a 100% owned subsidiary of CF Industries Holdings, Inc. References to tons refer to short-tons. Footnotes referenced in this discussion and analysis refer to the notes to consolidated financial statements that are found in the following section: Item 8. Financial Statements and Supplementary Data, Notes to Consolidated Financial Statements. The following is an outline of the discussion and analysis included herein:

•	Overview of CF Holdings

•	Our Company

•	Items Affecting Comparability of Results

•	Financial Executive Summary

•	Key Industry Factors

•	Factors Affecting Our Results

•	Results of Consolidated Operations

•	Year Ended December 31, 2014 Compared to Year Ended December 31, 2013

•	Year Ended December 31, 2013 Compared to Year Ended December 31, 2012

•	Operating Results by Business Segment

•	Liquidity and Capital Resources

•	Off-Balance Sheet Arrangements

•	Critical Accounting Policies and Estimates

•	Recent Accounting Pronouncements

•	Discussion of Seasonality Impacts on Operations

Overview of CF Holdings
Our Company
We are one of the largest manufacturers and distributors of nitrogen fertilizer and other nitrogen products in the world. Our principal customers are cooperatives, independent fertilizer distributors and industrial users. Our principal nitrogen fertilizer products are ammonia, granular urea, urea ammonium nitrate solution (UAN), and ammonium nitrate (AN). Our other nitrogen products include diesel exhaust fluid (DEF), urea liquor, and aqua ammonia, which are sold primarily to our industrial customers. Our core market and distribution facilities are concentrated in the midwestern United States and other major agricultural areas of the United States and Canada. We also export nitrogen fertilizer products, primarily from our Donaldsonville, Louisiana manufacturing facility.
Prior to March 17, 2014, we also manufactured and distributed phosphate fertilizer products. Our principal phosphate products were diammonium phosphate (DAP) and monoammonium phosphate (MAP). On March 17, 2014, we completed the sale of our phosphate mining and manufacturing business (the “Transaction”), which was located in Florida, to The Mosaic Company (Mosaic) pursuant to the terms of an Asset Purchase Agreement dated as of October 28, 2013 (the “Purchase Agreement”), among CF Industries Holdings, Inc., CF Industries and Mosaic for approximately $1.4 billion in cash.
Upon selling the phosphate business, we began to supply Mosaic with ammonia produced by our Point Lisas Nitrogen Limited (PLNL) joint venture. The contract to supply ammonia to Mosaic from our PLNL joint venture represents the continuation of a supply practice that previously existed between our former phosphate mining and manufacturing business and other operations of the Company. Prior to March 17, 2014, PLNL sold ammonia to us for use in the phosphate business and the cost was included in our production costs in our phosphate segment. Subsequent to the sale of phosphate business, we now sell the PLNL-sourced ammonia to Mosaic. The revenue from these sales to Mosaic and the costs to purchase the ammonia from PLNL are now included in our ammonia segment. Our 50% share of the operating results of our PLNL joint venture continues to be included in our equity in earnings of operating affiliates in our consolidated statements of operations. Because of the significance of this continuing supply practice, in accordance with U.S. generally accepted accounting principles (GAAP), the phosphate mining and manufacturing business is not reported as discontinued operations in our consolidated statements of operations.
Our principal assets include:

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six nitrogen fertilizer manufacturing facilities located in: Donaldsonville, Louisiana (the largest nitrogen fertilizer complex in North America); Medicine Hat, Alberta (the largest nitrogen fertilizer complex in Canada); Port Neal, Iowa; Courtright, Ontario; Yazoo City, Mississippi; and Woodward, Oklahoma;

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a 75.3% interest in Terra Nitrogen Company, L.P. (TNCLP), a publicly-traded limited partnership of which we are the sole general partner and the majority limited partner and which, through its subsidiary Terra Nitrogen, Limited Partnership (TNLP), operates a nitrogen fertilizer manufacturing facility in Verdigris, Oklahoma;

•	an extensive system of terminals and associated transportation equipment located primarily in the midwestern United States; and

•	joint venture investments that we account for under the equity method, which consist of:

•	a 50% interest in GrowHow UK Limited (GrowHow), a nitrogen products production joint venture located in the United Kingdom and serving primarily the British agricultural and industrial markets;

•	a 50% interest in Point Lisas Nitrogen Limited (PLNL), an ammonia production joint venture located in the Republic of Trinidad and Tobago; and

•	a 50% interest in KEYTRADE AG (Keytrade), a global fertilizer trading company headquartered near Zurich, Switzerland.
Our reportable segments are based on how our chief operating decision maker (CODM), as defined under U.S. GAAP, assesses performance and allocates resources across the business. During the first quarter of 2014, we sold the phosphate mining and manufacturing business which was reported in the phosphate segment. Additionally, we appointed a new President and Chief Executive Officer who is the CODM. In the third quarter of 2014, we completed certain changes to our reporting structures that reflect how our CODM assesses the performance of our operating segments and makes decisions about resource allocation. As a result, the number of our reporting segments increased from two to five segments, consisting of the following: ammonia, granular urea, UAN, other and phosphate.

In the third quarter of 2015, in connection with the acquisition of the remaining 50% equity interest in GrowHow that we did not previously own, we further revised our reportable segment structure to separate AN from our other segment, thus increasing our reportable segments to six. Our revised reportable segments now consist of the following: ammonia, granular urea, UAN, AN, other and phosphate. These segments are differentiated by products, which are used differently by agricultural customers based on crop application, weather and other agronomic factors or by industrial customers. Our historical consolidated financial statements as of December 31, 2014 and 2013 and for each of the years in the three-year period ended December 31, 2014 have been revised to reflect the new segment structure.
The phosphate segment reflects the reported results of the phosphate business through March 17, 2014, plus the continuing sales of the phosphate inventory in the distribution network after March 17, 2014. The remaining phosphate inventory was sold in the second quarter of 2014; therefore, the phosphate segment does not have operating results subsequent to that quarter. However, the segment will continue to be included until the reporting of comparable period phosphate results ceases. The ammonia, granular urea, UAN, AN and other segments are referred to in this discussion and analysis as the “Nitrogen Product Segments.”
Our management uses gross margin to evaluate segment performance and allocate resources. Total other operating costs and expenses (consisting of selling, general and administrative expenses and other operating-net) and non‑operating expenses (interest and income taxes) are centrally managed and are not included in the measurement of segment profitability reviewed by management.
A description of our six reporting segments is included in the discussion of the operating results by business segment later in this discussion and analysis.
Items Affecting Comparability of Results
Phosphate Business Disposition
In 2014, we sold our phosphate mining and manufacturing business and recognized pre-tax and after-tax gains on the sale of the phosphate business of $750.1 million and $462.8 million, respectively. Under the terms of the Purchase Agreement, the accounts receivable and accounts payable pertaining to the phosphate mining and manufacturing business and certain phosphate inventory held in distribution facilities were not sold to Mosaic in the Transaction and were settled in the ordinary course.
Upon closing the Transaction, we began to supply Mosaic with ammonia produced by our PLNL joint venture. The contract to supply ammonia to Mosaic from our PLNL joint venture represents the continuation of a supply practice that previously existed between our former phosphate mining and manufacturing business and other operations of the Company. Prior to March 17, 2014, PLNL sold ammonia to us for use in the phosphate business and the cost was included in our production costs in our phosphate segment. Subsequent to the sale of the phosphate business, we now sell the PLNL-sourced ammonia to Mosaic. The revenue from these sales to Mosaic and the costs to purchase the ammonia from PLNL are now included in our ammonia segment. Our 50% share of the operating results of our PLNL joint venture continues to be included in our equity in earnings of operating affiliates in our consolidated statements of operations. Because of the significance of this continuing supply practice, in accordance with U.S. GAAP, the phosphate mining and manufacturing business is not reported as discontinued operations in our consolidated statements of operations.
The phosphate segment reflects the reported results of the phosphate business through March 17, 2014, plus the continuing sales of the phosphate inventory in the distribution network after March 17, 2014. The remaining phosphate inventory was sold in the second quarter of 2014; therefore, the phosphate segment does not have operating results subsequent to that quarter. However, the segment will continue to be included until the reporting of comparable period phosphate results ceases.
The phosphate mining and manufacturing business assets we sold in the Transaction include the Hardee County Phosphate Rock Mine; the Plant City Phosphate Complex; an ammonia terminal, phosphate warehouse and dock at the Port of Tampa; and the site of the former Bartow Phosphate Complex. In addition, Mosaic assumed certain liabilities related to the phosphate mining and manufacturing business, including responsibility for closure, water treatment and long-term maintenance and monitoring of the phosphogypsum stacks at the Plant City and Bartow complexes. Mosaic also received the value of the phosphate mining and manufacturing business’s asset retirement obligation trust and escrow funds totaling approximately $200 million. The assets and liabilities sold to and assumed by Mosaic were classified as held for sale as of December 31, 2013; therefore, no depreciation, depletion or amortization was recorded in 2014 for the related property, plant and equipment.

CFL Selling Price Modifications
Prior to April 30, 2013, CF Industries owned 49% of the voting common shares and 66% of the non-voting preferred shares of Canadian Fertilizers Limited (CFL), an Alberta, Canada based nitrogen fertilizer manufacturer and had the right to purchase 66% of the production of CFL. Also prior to April 30, 2013, Viterra, Inc. (Viterra) held 34% of the equity ownership of CFL and had the right to purchase up to the remaining 34% of CFL's production. Both CF Industries and Viterra were entitled to receive distributions of net earnings of CFL based upon their respective purchases from CFL. CFL was a variable interest entity that was consolidated in our financial statements. On April 30, 2013, CF Industries completed the acquisitions of all of the outstanding interests in CFL that it did not already own and CFL became our wholly-owned subsidiary. Once CFL became a wholly-owned subsidiary, CF industries began purchasing all of the output of CFL for resale and reported those sales in its consolidated financial statements at market prices.
CF Industries' and Viterra's purchases of nitrogen fertilizer products from CFL were made under product purchase agreements, and the selling prices were determined under the provisions of these agreements. Until April 30, 2013, when CFL became a wholly-owned subsidiary in our consolidated financial statements, net sales and accounts receivable attributable to CFL were solely generated by transactions with Viterra, as all transactions with CF Industries were eliminated in consolidation in our financial statements.
The following summarizes the selling prices in the product purchase agreements that impacted the Company's results due to sales transactions to Viterra both before and after the effective date of the amendment.

•	For the 2012 annual reporting period, and between the period of January 1, 2013 and April 30, 2013, CFL selling prices were based on production cost plus an agreed-upon margin.

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Starting on April 30, 2013, CFL became a wholly-owned subsidiary of CF Industries. Once CFL became a wholly-owned subsidiary, CF industries began purchasing all of the output of CFL for resale and reported those sales in its consolidated financial statements at market prices.

As a result, the consolidated financial results for 2014 included twelve months of market-based selling prices, while 2013 included four months of selling prices based on production cost plus an agreed-upon margin and eight months of market-based selling prices. The 2012 annual period included twelve months of selling prices based upon production cost plus an agreed-upon margin. These changes affect the year-over-year comparability of net sales, gross margin, operating earnings, earnings before income taxes and net earnings attributable to noncontrolling interest, but do not impact the comparability of our net earnings attributable to common stockholders or net cash flows for the same period.
In order to provide comparable information for the periods presented, certain financial information is being provided for the prior year comparable periods adjusted as if the current year of twelve months of market-based selling prices had been used in the prior year comparable periods.
We report our consolidated financial results in accordance with U.S. GAAP. Management believes that the presentation in this report of non-GAAP financial measures of certain adjusted data and the period-to-period percentage changes in such measures, provides investors with additional meaningful information to assess period-to-period changes in our underlying operating performance. This information includes consolidated net sales, gross margin, net earnings attributable to noncontrolling interest, in addition to segment net sales, gross margin, gross margin as a percentage of net sales, and average selling prices per ton of ammonia and granular urea presented on an as adjusted basis as if all CFL sales to the noncontrolling interest had been priced based on market-based selling prices for the twelve months of 2013 and 2012. These non-GAAP financial measures are provided only for the purpose of facilitating comparisons between the periods' operating performance, and do not purport to represent what our actual consolidated results of operations would have been, nor are they necessarily indicative of our future consolidated results of operations. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with U.S. GAAP.
Net Operating Loss (NOL) Settlement
At the time of our initial public offering (IPO) in 2005, we had accumulated a substantial amount of NOLs. Due to the uncertainty of realizing the tax benefit from the NOLs when we ceased to be a non-exempt cooperative for income tax purposes and became a public company, a full valuation allowance was recorded against the benefit of those NOLs. At that time, we entered into an agreement (NOL Agreement) with the pre-IPO owners under which they would benefit should any of the pre-IPO NOLs be realized in future years by using the NOLs to offset post-IPO taxable income. If this were to occur, we would pay the pre-IPO owners amounts equal to the resulting federal and state income taxes actually saved. As of December 31, 2012, the NOLs had a potential tax benefit of $94.3 million, which had been fully reserved by the valuation allowance.

In January 2013, we and the pre-IPO owners amended the NOL Agreement to provide, among other things, that we would be entitled to retain 26.9% of any settlement realized and 73.1% would be payable to them.
In March 2013, we entered into a closing agreement with the Internal Revenue Service (IRS) to resolve the tax treatment of the pre-IPO NOLs. Pursuant to the closing agreement, we agreed with the IRS that we will be entitled to a tax deduction equal to a portion of the NOLs over five years commencing with the 2012 tax year. The $20.6 million net benefit from this NOL settlement was recognized in the first quarter of 2013 as follows:

•	NOL tax benefits of $75.8 million were recognized, which reduced income tax expense.

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A charge of $55.2 million was recognized for the 73.1% portion of the NOL benefit that will be paid to the pre-IPO owners as the tax benefits are realized. The $55.2 million charge was recognized in the consolidated statement of operations in other non-operating—net.

Financial Executive Summary

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We reported net earnings of $1.4 billion in 2014, compared to net earnings of $1.5 billion in 2013, or a decline of $74.3 million or 5%. Diluted earnings per share attributable to common stockholders increased 9% to $27.08 per share in 2014 from $24.74 per share in 2013 as the impact of lower average shares outstanding in 2014 due to our share repurchase program offset the impact of lower net earnings. During 2014, we repurchased 7.7 million shares of our common stock representing 14% of the prior year end outstanding shares, at a cost of $1.9 billion.

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The 2014 reported results were significantly impacted by the sale of the Company’s phosphate business as the gain on the sale of this business partially offset a decline in operating results from our continuing Nitrogen Product Segments.  In the first quarter of 2014, the Company sold its phosphate business and recognized a pre-tax gain of $750.1 million ($462.8 million after tax) on the sale of this business.

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Our gross margin declined by $741.7 million, or 29%, to $1.8 billion in 2014 from $2.5 billion in 2013. The impact of the sale of the phosphate business reduced gross margin by $64.8 million while the decline in the Nitrogen Product Segments reduced gross margin by $676.9 million, or 28%. The decline in the Nitrogen Product Segments was due primarily to lower average selling prices, higher natural gas costs, and the impact of mark-to-market losses on natural gas derivatives.

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Average selling prices in the Nitrogen Product Segments declined by 4% in 2014 as compared to 2013, which reduced gross margins by $358.9 million. The decline in selling prices was primarily attributable to lower ammonia prices due to high producer inventory levels entering into 2014 and lower UAN pricing due to customer’s preferences for attractively priced ammonia.

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Higher physical natural gas costs, partially offset by realized natural gas derivative impacts, reduced gross margin by $122.3 million as the extremely cold winter weather in North America at the beginning of 2014 caused a spike in natural gas costs that tempered as the year progressed, but remained above 2013 levels for the entire year.

◦	Unrealized mark-to-market activity on natural gas derivatives decreased gross margin between the periods by $132.4 million as 2014 included a $79.5 million loss and 2013 included a $52.9 million gain.

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Selling, general and administrative expenses declined by $14.1 million, or 8% to $151.9 million in 2014 from $166.0 million in 2013 due to lower incentive compensation costs in 2014 and lower expenditures for certain corporate activities such as information technology projects.

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Other operating expenses increased by $69.1 million from $15.8 million of income in 2013 to expense of $53.3 million in 2014. The increased expense was due primarily to losses on foreign currency derivatives contracts resulting from a strengthening U.S. dollar and from increases in certain expenses related to our capacity expansion projects that do not qualify for capitalization. The derivative contracts are used to hedge our European euro exposure on equipment purchases relating to our capacity expansion projects in Donaldsonville, Louisiana and Port Neal, Iowa.

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Net interest expense increased by $29.8 million to $177.3 million in 2014 from $147.5 million in 2013 due primarily to the interest expense on the $1.5 billion of senior notes issued during the first quarter of 2014 and the $1.5 billion of senior notes issued during the second quarter of 2013. This increase was partially offset by increased capitalized interest of $74.2 million in 2014 primarily related to our capacity expansion projects compared to $26.7 million in 2013.

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Net cash provided by operating activities in 2014 was $1.4 billion as compared to $1.5 billion in 2013. The $58.2 million decrease in net cash provided by operating activities resulted from lower earnings from core operating activities partially offset by favorable working capital changes during 2014 versus 2013. The lower earnings from core operating activities were primarily the result of the $741.7 million decline in gross margin. Partially offsetting the decline in gross margin, $638.6 million less was invested in net working capital than in 2013. Improvements in working capital during 2014 were due to a combination of higher customer advances, lower inventory levels and lower amounts paid for income taxes in 2014 as compared in 2013. Customer advances are higher in anticipation of a busy spring 2015 application season combined with tighter North American nitrogen fertilizer supply compared to the prior year period.

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Net cash used in investing activities was $343.5 million in 2014 compared to $1,019.3 million in 2013. During 2014, we spent $1.8 billion on capital expenditures primarily related to the capacity expansion projects, partially offset by the proceeds of $1.4 billion we received from the sale of phosphate business. In 2013, we spent $823.8 million in capital expenditures and made a $154.0 million deposit in a restricted cash account, both primarily related to the major capacity expansion projects at our Donaldsonville, Louisiana and Port Neal, Iowa facilities.

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We are currently constructing new ammonia and urea/UAN plants at our Donaldsonville, Louisiana complex and new ammonia and urea plants at our Port Neal, Iowa complex that are referred to as our capacity expansion projects. As discussed in the Liquidity and Capital Resources section of this Management Discussion and Analysis, the aggregate cost estimate for the total projects has increased just under 10% from the original $3.8 billion to approximately $4.2 billion.

•	The following is a summary of certain significant items that impacted the consolidated financial results in 2014, 2013 and 2012:

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Net earnings attributable to common stockholders of $1.4 billion for 2014 included a $750.1 million pre-tax gain ($462.8 million after tax) on the sale of the phosphate business, a $79.5 million unrealized net mark-to-market loss ($50.1 million after tax) on natural gas derivatives, $30.7 million of expenses ($19.4 million after tax) related to our capacity expansion projects in Donaldsonville, Louisiana and Port Neal, Iowa, a $38.4 million ($24.2 million after tax) realized and unrealized net losses on foreign currency derivatives and $13.1 million ($8.2 million after tax) of retirement benefits settlement charges. During 2014, we repurchased 7.7 million shares of our common stock at an average price of $250 per share representing 14% of the prior year end's outstanding shares at a cost of $1.9 billion.

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In 2013, we reported net earnings attributable to common stockholders of $1.5 billion. Our 2013 results included a $52.9 million pre-tax unrealized net mark-to-market gain ($33.5 million after tax) on natural gas derivatives, $10.8 million of expenses ($6.8 million after tax) related to our capacity expansion projects, $20.8 million ($13.2 million after tax) of realized and unrealized net gains on foreign currency derivatives and a net $20.6 million benefit from a settlement with the IRS concerning certain pre-IPO NOLs. During 2013, we repurchased 7.3 million shares of our common stock at an average price of $197 representing 12% of the prior year end's outstanding shares at a cost of $1.4 billion.

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In 2012, we reported net earnings attributable to common stockholders of $1.8 billion which included a $66.5 million pre-tax unrealized net mark-to-market gain ($41.2 million after tax) on natural gas derivatives, $8.1 million of realized and unrealized net gains ($5.0 million after tax) on foreign currency derivatives, a $15.2 million charge ($9.4 million after tax) for the accelerated amortization of deferred loan fees on our 2010 credit agreement that we replaced in May 2012 and a $10.9 million pre-tax curtailment gain ($6.8 million after tax) from a reduction in certain retiree medical benefits. During 2012, we repurchased 3.1 million shares of our common stock at an average price of $164 representing 5% of the prior year end's outstanding shares at a cost of $0.5 billion.

Key Industry Factors
We operate in a highly competitive, global industry. Our agricultural products are globally-traded commodities and, as a result, we compete principally on the basis of delivered price and to a lesser extent on customer service and product quality. Moreover, our operating results are influenced by a broad range of factors, including those outlined below.
Global Supply & Demand

Historically, global fertilizer demand has been driven primarily by population growth, changes in dietary habits and planted acreage, and application rates, among other things. We expect these key variables to continue to have major impacts on long-term fertilizer demand for the foreseeable future. Short-term fertilizer demand depends on global economic conditions, weather patterns, the level of global grain stocks relative to consumption, federal regulations, including requirements mandating increased use of bio-fuels and farm sector income. Other geopolitical factors like temporary disruptions in fertilizer trade related to government intervention or changes in the buying/selling patterns of key exporting/consuming countries such as China, India and Brazil, among others, often play a major role in shaping near-term market fundamentals. The economics of fertilizer manufacturing play a key role in decisions to increase or reduce production capacity. Supply of fertilizers is generally driven by available capacity and operating rates, raw material costs, availability of raw materials, government policies and global trade.

Natural Gas Prices
Natural gas is the principal raw material used to produce nitrogen fertilizers. We use natural gas both as a chemical feedstock and as a fuel to produce ammonia, granular urea, UAN, AN and other nitrogen products. Because most of our nitrogen fertilizer manufacturing facilities are located in the United States and Canada, the price of natural gas in North America directly impacts a substantial portion of our operating expenses. Due to increases in natural gas production resulting from the rise in production from shale gas formations, natural gas prices in North America declined over the past several years, but are subject to volatility. During the three year period ended December 31, 2014, the daily closing price at the Henry Hub reached a high of $7.94 per MMBtu on March 5, 2014 and a low of $1.84 per MMBtu on April 20, 2012. Natural gas costs, including the impact of realized natural gas derivatives, rose 16% in 2014 from 2013. Expenditures on natural gas represent a significant portion of our production costs. For example, natural gas costs, including realized gains and losses, comprised approximately 52% of our Nitrogen Product Segments total production costs in 2014.
Farmers' Economics
The demand for fertilizer is affected by the aggregate crop planting decisions and fertilizer application rate decisions of individual farmers. Individual farmers make planting decisions based largely on prospective profitability of a harvest, while the specific varieties and amounts of fertilizer they apply depend on factors like their current liquidity, soil conditions, weather patterns, crop prices and the types of crops planted.
Global Trade in Fertilizer
In addition to the relationship between global supply and demand, profitability within a particular geographic region is determined by the supply/demand balance within that region. Regional supply and demand can be influenced significantly by factors affecting trade within regions. Some of these factors include the relative cost to produce and deliver product, relative currency values, the availability of credit and governmental policies affecting trade and other matters. The development of additional natural gas reserves in North America over the last few years has decreased natural gas costs relative to the rest of the world, making North American nitrogen fertilizer producers more competitive. These lower natural gas costs contributed to announcements of several nitrogen fertilizer capacity expansion projects in North America. Changes in currency values may also alter our cost competitiveness relative to producers in other regions of the world.
Imports account for a significant portion of the nitrogen fertilizer consumed in North America. Producers of nitrogen-based fertilizers located in the Middle East, Ukraine, Republic of Trinidad and Tobago, Venezuela, North Africa, Russia and China are major exporters to North America.
Government Policies
The policies of governments around the world can result in restrictions on imports and exports, the subsidization of natural gas prices, the subsidization of domestic producers and the subsidization of exports. Due to the critical role that fertilizers play in food production, the construction and operation of fertilizer plants often are influenced by political and social objectives.
Ethanol Industry and the Renewable Fuel Standard
Corn used to produce ethanol accounts for approximately 38% of total U.S. corn demand. U.S. government policy, as expressed in the Renewable Fuel Standard (RFS), is a major determinant for the ethanol market. The RFS establishes minimum volumes of various types of renewable fuels, including ethanol, that must be included in the United States’ supply of fuel for transportation. For 2015, the Environmental Protection Agency (EPA) has yet to determine the RFS resulting in uncertainty for ethanol demand. In addition, Congress, at various times, has proposed legislation to either reduce or eliminate the RFS. While past legislation proposing changes to the RFS has not passed, there can be no assurance that future legislation will not be passed into law. Other factors that drive the ethanol market include the prices of ethanol, gasoline and corn. Lower gasoline prices may put pressure on ethanol prices that could result in reduced profitability and lower production for the ethanol industry.

Factors Affecting Our Results
Net Sales.    Our net sales are derived primarily from the sale of nitrogen fertilizers and are determined by the quantities of fertilizers we sell and the selling prices we realize. The volumes, mix and selling prices we realize are determined to a great extent by a combination of global and regional supply and demand factors. Net sales also include shipping and handling costs that are billed to our customers. Sales incentives are reported as a reduction in net sales.
Cost of Sales.    Our cost of sales includes manufacturing costs, purchased product costs, and distribution costs. Manufacturing costs, the most significant element of cost of sales, consist primarily of raw materials, realized and unrealized gains and losses on natural gas derivative instruments, maintenance, direct labor, depreciation and other plant overhead expenses. Purchased product costs primarily include the cost to purchase nitrogen fertilizers to augment or replace production at our facilities. Distribution costs include the cost of freight required to transport finished products from our plants to our distribution facilities and storage costs incurred prior to final shipment to customers.
We offer our customers the opportunity to purchase products from us on a forward basis at prices and on delivery dates we propose. As our customers enter into forward nitrogen fertilizer purchase contracts with us, we often use derivative instruments to reduce our exposure to changes in the cost of natural gas, the largest and most volatile component of our manufacturing costs for nitrogen-based fertilizer. We report our natural gas derivatives on the consolidated balance sheets at their fair value. Changes in the fair value of these derivatives are recorded in cost of sales as the changes occur. See "Forward Sales and Customer Advances" later in this discussion and analysis. As a result of fixing the selling prices of our products, often months in advance of their ultimate delivery to customers, our reported selling prices and margins may differ from market spot prices and margins available at the time of shipment. Volatility in quarterly reported earnings also may arise from the unrealized mark-to-market adjustments in the value of derivatives.
Selling, General and Administrative Expenses.    Our selling, general and administrative expenses consist primarily of corporate office expenses such as salaries and other payroll-related costs for our executive, administrative, legal, financial and marketing functions, as well as certain taxes and insurance and other professional service fees, including those for corporate initiatives.
Other Operating—Net.    Other operating—net includes the costs associated with engineering studies for proposed capital projects, administrative costs associated with our capacity expansion projects, and other costs that do not relate directly to our central operations. Costs included in "other costs" can include foreign exchange gains and losses, unrealized gains and losses on foreign currency derivatives, costs associated with our closed facilities, amounts recorded for environmental remediation for other areas of our business, litigation expenses and gains and losses on the disposal of fixed assets.
Equity in Earnings of Operating Affiliates.    We have investments accounted for under the equity method for which the results are included in our operating earnings. These consist of the following: (1) 50% ownership interest in PLNL and (2) 50% interest in an ammonia storage joint venture located in Houston, Texas. We include our share of the net earnings from these investments as an element of earnings from operations because these investments provide additional production and storage capacity to our operations and are integrated with our other supply chain and sales activities in the Nitrogen Product Segments. Our share of the net earnings includes the amortization of certain tangible and intangible assets identified as part of the application of purchase accounting at acquisition.
Interest Expense.    Our interest expense includes the interest on our long-term debt, amortization of the related fees required to execute financing agreements and annual fees on our senior revolving credit facility. Capitalized interest relating to the construction of major capital projects reduces interest expense as the interest is capitalized and amortized over the estimated useful lives of the facility along with all other construction costs.
Interest Income.    Our interest income represents amounts earned on our cash, cash equivalents, investments and advances to unconsolidated affiliates.
Income Tax Provision.    Our income tax provision includes all currently payable and deferred United States and foreign income tax expense applicable to our ongoing operations.
Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those differences are projected to be recovered or settled. Realization of deferred tax assets is dependent on our ability to generate sufficient taxable income, of an appropriate character, in future periods. A valuation allowance is established if it is determined to be more likely than not that a deferred tax asset will not be realized. Interest and penalties related to unrecognized tax benefits are reported as interest expense and income tax expense, respectively.

Equity in Earnings of Non-Operating Affiliates—Net of Taxes.    Equity in earnings of non-operating affiliates—net of taxes represents our share of the net earnings of the entities that we account for using the equity method and exclude from operating earnings. Income taxes related to these investments, if any, are reflected in this line. The amounts recorded as equity in earnings of non-operating affiliates—net of taxes relate to our investments in GrowHow and Keytrade. Our share of the net earnings includes the amortization of certain tangible and intangible assets identified as part of the application of purchase accounting at acquisition. We account for these investments as non-operating equity method investments, and exclude the net earnings of these investments in earnings from operations since these operations do not provide additional production capacity to us, nor are these operations integrated within our supply chain.
Net Earnings Attributable to Noncontrolling Interest.    Net earnings attributable to noncontrolling interest include the net earnings attributable to the 24.7% interest of the publicly-held common units of TNCLP. Net earnings attributable to noncontrolling interest for the first four months of 2013 and all of 2012 also included the interest of the 34% holder of CFL's equity ownership. On April 30, 2013, we purchased the noncontrolling interests of CFL.
We own an aggregate 75.3% of TNCLP and outside investors own the remaining 24.7%. The TNCLP Agreement of Limited Partnership allows the General Partner to receive Incentive Distribution Rights once a minimum distribution threshold has been met. Partnership interests in TNCLP are traded on the NYSE and TNCLP is separately registered with the SEC.

Results of Consolidated Operations
The following table presents our consolidated results of operations:

	Year Ended December 31,
	2014	2013	2012	2014 v. 2013		2013 v. 2012
	(in millions, except as noted)
Net sales	$4,743.2	$5,474.7	$6,104.0	$(731.5)	(13)%	$(629.3)	(10)%
Cost of sales	2,964.7	2,954.5	2,990.7	10.2	—%	(36.2)	(1)%
Gross margin	1,778.5	2,520.2	3,113.3	(741.7)	(29)%	(593.1)	(19)%
Gross margin percentage	37.5%	46.0%	51.0%	(8.5)%		(5.0)%
Selling, general and administrative expenses	151.9	166.0	151.8	(14.1)	(8)%	14.2	9%
Other operating—net	53.3	(15.8)	49.1	69.1	N/M	(64.9)	(132)%
Total other operating costs and expenses	205.2	150.2	200.9	55.0	37%	(50.7)	(25)%
Gain on sale of phosphate business	750.1	—	—	750.1	N/M	—	N/M
Equity in earnings of operating affiliates	43.1	41.7	47.0	1.4	3%	(5.3)	(11)%
Operating earnings	2,366.5	2,411.7	2,959.4	(45.2)	(2)%	(547.7)	(19)%
Interest expense—net	177.3	147.5	131.0	29.8	20%	16.5	13%
Other non-operating—net	1.9	54.5	(1.1)	(52.6)	(97)%	55.6	N/M
Earnings before income taxes and equity in earnings of non-operating affiliates	2,187.3	2,209.7	2,829.5	(22.4)	(1)%	(619.8)	(22)%
Income tax provision	773.0	686.5	964.2	86.5	13%	(277.7)	(29)%
Equity in earnings of non-operating affiliates—net of taxes	22.5	9.6	58.1	12.9	134%	(48.5)	(83)%
Net earnings	1,436.8	1,532.8	1,923.4	(96.0)	(6)%	(390.6)	(20)%
Less: Net earnings attributable to noncontrolling interest	46.5	68.2	74.7	(21.7)	(32)%	(6.5)	(9)%
Net earnings attributable to common stockholders	$1,390.3	$1,464.6	$1,848.7	$(74.3)	(5)%	$(384.1)	(21)%
Diluted net earnings per share attributable to common stockholders	$27.08	$24.74	$28.59	$2.34		$(3.85)
Diluted weighted-average common shares outstanding	51.3	59.2	64.7	(7.9)		(5.5)
Dividends declared per common share	$5.00	$2.20	$1.60	$2.80		$0.60
Supplemental Data:
Purchased natural gas costs (per MMBtu)(1)	$4.49	$3.64	$2.81	$0.85		$0.83
Realized derivatives (gain) loss (per MMBtu)(2)	(0.24)	0.02	0.58	(0.26)		(0.56)
Cost of natural gas (per MMBtu)	$4.25	$3.66	$3.39	$0.59	16%	$0.27	8%
Average daily market price of natural gas (per MMBtu) Henry Hub (Louisiana)	$4.32	$3.72	$2.75	$0.60	16%	$0.97	35%
Capital expenditures	$1,808.5	$823.8	$523.5	$984.7	120%	$300.3	57%
Production volume by product tons (000s):
Ammonia(3)	7,011	7,105	7,067	(94)	(1)%	38	1%
Granular urea	2,347	2,474	2,560	(127)	(5)%	(86)	(3)%
UAN (32%)	5,939	6,332	6,027	(393)	(6)%	305	5%
AN	950	882	839	68	8%	43	5%
_______________________________________________________________________________
N/M—Not Meaningful

(1)	Includes the cost of natural gas purchased during the period for use in production.

(2)	Includes the impact of gains and losses on natural gas derivatives that were settled and realized during the period. Excludes the unrealized mark-to-market gains and losses on natural gas derivatives.

(3)	Gross ammonia production, including amounts subsequently upgraded on-site into urea, UAN and/or AN.

Impact of CFL Selling Price Modifications
As discussed in the Items Affecting Comparability of Results section of this discussion and analysis, on April 30, 2013, CF Industries acquired the noncontrolling interests in CFL and CFL became a wholly-owned subsidiary of CF Industries. As a result, the consolidated financial results for 2014 included twelve months of market-based selling prices, while 2013 included four months of selling prices based on production cost plus an agreed-upon margin and eight months of market-based selling prices. The 2012 annual period included twelve months of selling prices based upon production cost plus an agreed-upon margin. These changes affect the year-over-year comparability of net sales, gross margin, operating earnings, earnings before income taxes and net earnings attributable to noncontrolling interest, but do not impact the comparability of our net earnings attributable to common stockholders or net cash flows for the same period.
The following table adjusts the results for 2013 and 2012 to market-based selling prices for the full year to be on a comparable basis with 2014.

	Year Ended December 31,
	2014	2013	2012	2014 v. 2013		2013 v. 2012
	(in millions, except percentages)
Net sales
As reported	$4,743.2	$5,474.7	$6,104.0	$(731.5)	(13)%	$(629.3)	(10)%
Impact of selling price adjustment	—	71.1	193.8	(71.1)		(122.7)
As adjusted	$4,743.2	$5,545.8	$6,297.8	$(802.6)	(14)%	$(752.0)	(12)%
Gross margin
As reported	$1,778.5	$2,520.2	$3,113.3	$(741.7)	(29)%	$(593.1)	(19)%
Impact of selling price adjustment	—	71.1	193.8	(71.1)		(122.7)
As adjusted	$1,778.5	$2,591.3	$3,307.1	$(812.8)	(31)%	$(715.8)	(22)%
Net earnings attributable to noncontrolling interest
As reported	$46.5	$68.2	$74.7	$(21.7)	(32)%	$(6.5)	(9)%
Impact of selling price adjustment	—	71.1	193.8	(71.1)		(122.7)
As adjusted	$46.5	$139.3	$268.5	$(92.8)	(67)%	$(129.2)	(48)%
Year Ended December 31, 2014 Compared to Year Ended December 31, 2013
Consolidated Operating Results
During the third quarter of 2014, we adopted a new segment reporting structure that included the following five segments: ammonia, granular urea, UAN, other and phosphate. In the third quarter of 2015, in connection with the acquisition of the remaining 50% equity interest in GrowHow that we did not previously own, we further revised our reportable segment structure to separate AN from our other segment, thus increasing our reportable segments to six. Our revised reportable segments now consist of the following: ammonia, granular urea, UAN, AN, other and phosphate. The ammonia, granular urea, UAN, AN and other segments are referred to in this discussion and analysis as the “Nitrogen Product Segments.”

Our total gross margin declined by $741.7 million, or 29%, to $1.8 billion in 2014 from $2.5 billion in 2013. The sale of the phosphate business reduced gross margin between the periods by $64.8 million as the business was sold in the first quarter of 2014, but had reported results in both the first six months of 2014 and the entire year in 2013. Gross margin for the Nitrogen Product Segments declined by $676.9 million, or 28%. This decline in gross margin is due primarily to the following factors:

•	Average selling prices in the Nitrogen Product Segments declined by 4%, which reduced gross margin by $358.9 million.

•	Sales volume in the Nitrogen Product Segments increased by 3%, which increased gross margin by $73.5 million.

•	Higher natural gas costs reduced gross margin by $122.3 million.

•	Unrealized net mark-to-market losses on natural gas derivatives decreased gross margin by $132.4 million as 2014 included a $79.5 million loss and 2013 included a $52.9 million gain.

•	Other production costs, including production outage related expenses, and distribution and storage expenses increased compared to the prior year.
Net earnings attributable to common stockholders of $1.4 billion for 2014 included a $750.1 million pre-tax gain ($462.8 million after tax) on the sale of the phosphate business, $79.5 million unrealized net mark-to-market loss ($50.1 million after tax) on natural gas derivatives, $30.7 million of expenses ($19.4 million after tax) related to our capacity expansion projects in Donaldsonville, Louisiana and Port Neal, Iowa, $38.4 million ($24.2 million after tax) realized and unrealized net losses on foreign currency derivatives and $13.1 million ($8.2 million after tax) of retirement benefits settlement charges. Net earnings in 2013 of $1.5 billion included a $52.9 million unrealized net mark-to-market gain ($33.5 million after tax) on natural gas derivatives, $10.8 million of expenses ($6.8 million after tax) related to our capacity expansion projects, a $20.8 million ($13.2 million after tax) realized and unrealized net gains on foreign currency derivatives and a net $20.6 million benefit from a settlement with the IRS concerning certain pre-IPO NOLs.
Net Sales
Net sales decreased $731.5 million, or 13%, to $4.7 billion in 2014 compared to $5.5 billion in 2013. These results were impacted by the CFL selling price modifications in the prior year. On an as adjusted basis, 2014 net sales decreased 14% compared to 2013. The $731.5 million decrease in net sales is attributable to a $103.0 million decrease in the Nitrogen Product Segments and a $628.5 million decrease in the phosphate segment due to the sale of the phosphate business in March 2014.
Nitrogen Product Segments net sales decreased $103.0 million, or 2%, due primarily to a 4% decline in average selling prices partially offset by a 3% increase in sales volume. Nitrogen Product Segments average selling prices declined due primarily to lower ammonia and UAN selling prices compared to the prior year period. Ammonia prices were lower due primarily to the higher producer inventory levels that carried over from the end of 2013 as compared to the previous year as a result of the shortened 2013 fall ammonia application season caused by cold weather conditions. The decline in UAN prices was due primarily to customer preferences for attractively priced ammonia during the extended spring ammonia application season in 2014.
Nitrogen Product Segments sales volume increased due primarily to increased sales of ammonia and AN along with increased sales in the other segment, mainly DEF. Ammonia volume benefited this year from a combination of attractive pricing compared to other forms of nitrogen fertilizer, favorable weather conditions that resulted in an extended spring application season, and effective utilization of our terminal and logistics system to resupply in advance of periods of high demand. In addition, sales to Mosaic under our ammonia supply contract from our PLNL joint venture also increased volume compared to the prior year period. AN segment sales volume increased due to higher AN exports and increased late season AN fertilizer demand compared to the prior year period. In our other segment, DEF volume increased along with the growing North American DEF market.
Cost of Sales
Total cost of sales increased $10.2 million from 2013 to 2014 due primarily to higher Nitrogen Product Segments cost of sales partially offset by the sale of the phosphate business in March 2014. Total cost of sales per ton in our Nitrogen Product Segments averaged $211 per ton in 2014 compared to $172 per ton in 2013. This 23% increase was due primarily to higher natural gas costs and higher other production costs. Total realized gas costs increased 16%. Natural gas costs for the current year also included a $79.5 million unrealized net mark-to-market loss on natural gas derivatives and 2013 included a $52.9 million gain. Additionally, we incurred higher other production costs, including production outage related expenses, and distribution and storage expenses compared to the prior year.

Selling, General and Administrative Expenses
Selling, general and administrative expenses decreased $14.1 million to $151.9 million in 2014 from $166.0 million in 2013. The decrease was due primarily to lower incentive compensation costs and lower corporate office costs for certain corporate activities such as information technology projects.
Other Operating—Net
Other operating—net changed by $69.1 million from $15.8 million of income in 2013 to expense of $53.3 million in 2014. The increased expense was due primarily to $38.4 million of losses on foreign currency derivatives in 2014 compared to $20.8 million of gains in 2013. Additionally, expenses related to the capacity expansion projects in Donaldsonville, Louisiana and Port Neal, Iowa that did not qualify for capitalization increased by $19.9 million between the years.

Phosphate Business Disposition
In March 2014, we completed the sale of the Company’s phosphate mining and manufacturing business to Mosaic pursuant to the terms of an Asset Purchase Agreement dated as of October 28, 2013, among the Company, CF Industries and Mosaic for approximately $1.4 billion in cash. In 2014, we recognized pre-tax and after-tax gains on the sale of the phosphate business of $750.1 million and $462.8 million, respectively.
Equity in Earnings of Operating Affiliates
Equity in earnings of operating affiliates consists of our 50% share of the operating results of PLNL and our 50% interest in an ammonia storage joint venture located in Houston, Texas. Equity in earnings of operating affiliates was $43.1 million in 2014 as compared to $41.7 million in 2013. The increase was due primarily to improved operating results from PLNL.
Interest—Net
Net interest expense was $177.3 million in 2014 compared to $147.5 million in 2013. The $29.8 million increase in net interest expense was due primarily to the interest expense on the $1.5 billion of senior notes issued during the first quarter of 2014 and the $1.5 billion of senior notes issued during the second quarter of 2013. This increase was partially offset by capitalized interest of $74.2 million in 2014 primarily related to our capacity expansion projects compared to $26.7 million in 2013.
Other Non-Operating—Net
Other non-operating-net was a $1.9 million expense in 2014 compared to expense of $54.5 million in 2013. As discussed under Items Affecting Comparability of Results-Net Operating Loss Settlement, in 2013, a charge of $55.2 million was recognized for the 73.1% portion of the NOLs we had accumulated prior to our 2005 public offering that will be paid to pre-IPO owners as NOL tax benefits are realized.
Income Taxes
Our income tax provision for 2014 was $773.0 million on pre-tax income of $2.2 billion, or an effective tax rate of 35.3%, compared to an income tax provision of $686.5 million on pre-tax income of $2.2 billion, or an effective tax rate of 31.1% in the prior year. The primary increase in the effective tax rate in 2014 was due to the fact that we recognized a tax benefit in 2013 for the impact of our closing agreement with the IRS (2.2%), enabling us to utilize a portion of our pre-IPO NOLs. The current year effective tax rate is also impacted by reduced tax benefits from depletion (1.1%) related to our disposed phosphate business. The income tax provision in 2014 includes $287.3 million of income tax expense relating to the phosphate business sale, which increased the effective tax rate by 1.5%.
The effective tax rate does not reflect a tax provision on the earnings attributable to noncontrolling interest in TNCLP (a partnership), which is not a taxable entity. For additional information on income taxes, see Note 12—Income Taxes to our consolidated financial statements included in Item 8 of this report.
Equity in Earnings of Non-Operating Affiliates—Net of Taxes
Equity in earnings of non-operating affiliates—net of taxes consists of our share of the operating results of unconsolidated joint venture interests in GrowHow and Keytrade. The $12.9 million increase in 2014 compared to 2013 was due primarily to increased earnings from GrowHow reflecting lower natural gas prices in the United Kingdom and improved trading performance at Keytrade.
Net Earnings Attributable to Noncontrolling Interest
Net earnings attributable to noncontrolling interest decreased $21.7 million in 2014 compared to 2013 due primarily to lower net earnings attributable to the 24.7% interest of the publicly-held common units of TNCLP.
Diluted Net Earnings Per Share Attributable to Common Stockholders
Diluted net earnings per share attributable to common stockholders increased to $27.08 in 2014 from $24.74 in 2013 due primarily to the gain on the phosphate business sale and a lower weighted-average number of outstanding shares due to the impact of share repurchase programs. We repurchased 7.7 million shares in 2014 for $1.9 billion, or an average cost of $250 per share. The total shares repurchased during 2014 represent 14% of the shares outstanding as of December 31, 2013.

Year Ended December 31, 2013 Compared to Year Ended December 31, 2012
Consolidated Operating Results
Net sales and net earnings for 2013 declined in both the Nitrogen Product Segments and the phosphate segment from prior year levels. These declines were due to increased supply and weakness in global fertilizer markets. Higher exports by Chinese producers increased supply and weighed on global nitrogen prices, while weaker demand from India had a similar impact on phosphate prices. North American demand in 2013 for both the nitrogen and the phosphate fertilizers was impacted by a delayed fall application period due to a late harvest and a narrow application window due to adverse weather in the Midwest. Additionally, an 8% increase in realized natural gas costs contributed to lower earnings in 2013 compared to 2012.
Our total gross margin decreased by $593.1 million, or 19%, to $2.5 billion in 2013 from $3.1 billion in 2012 reflecting declines in the Nitrogen Product Segments and the phosphate segment. The consolidated gross margin was impacted by the CFL selling price modifications previously discussed. On an as adjusted basis, the gross margin decreased 22% from the prior year.
In the Nitrogen Product segments, the gross margin decreased by $468.3 million, or 16%, to $2.4 billion as compared to $2.9 billion in 2012 due primarily to an 8% decrease in average selling prices, an 8% increase in realized natural gas costs, and a $13.6 million decrease in net unrealized mark-to-market gains on natural gas derivatives in 2013 as compared to 2012. The Nitrogen Product Segments gross margin was impacted by the CFL sales price modifications.
In the phosphate segment, gross margin decreased by $124.8 million, or 62%, to $74.9 million in 2013 from $199.7 million in 2012, due primarily to a 13% decline in average selling prices and a 9% decrease in sales volume.
Net earnings attributable to common stockholders of $1.5 billion for 2013 included $52.9 million of pre-tax unrealized mark-to-market gains ($33.5 million after tax) on natural gas derivatives, $10.8 million of expenses ($6.8 million after tax) related to our capacity expansion projects, $20.8 million ($13.2 million after tax) of realized and unrealized net gains on foreign currency derivatives and a net $20.6 million benefit from a settlement with the IRS concerning certain pre-IPO NOLs. Net earnings in 2012 of $1.8 billion included $66.5 million of pre-tax unrealized net mark-to-market gain ($41.2 million after tax) on natural gas derivatives, $8.1 million ($5.0 million after tax) of realized and unrealized net gains on foreign currency derivatives, a $15.2 million charge ($9.4 million after tax) for the accelerated amortization of deferred loan fees on our 2010 credit agreement that we replaced in May 2012 and a $10.9 million pre-tax curtailment gain ($6.8 million after tax) from a reduction in certain retiree medical benefits.
Net Sales
Net sales decreased $629.3 million, or 10%, to $5.5 billion in 2013 compared to $6.1 billion in 2012 with a $418.8 million decrease in the Nitrogen Product Segments and a $210.5 million decrease in the phosphate segment. These results were impacted by the CFL selling price modifications. On an as adjusted basis, consolidated 2013 net sales decreased 12% compared to 2012.
In the Nitrogen Product Segments, net sales decreased 8% due primarily to an 8% decrease in average selling prices. The decrease in prices was due primarily to increased supply from China and a shift in product mix from ammonia to UAN. The comparability of 2013 Nitrogen Product Segments net sales to 2012 was impacted by the CFL sales price modifications. In the phosphate segment, net sales declined $210.5 million, or 21%, due to a 13% decrease in average selling prices and a 9% decrease in volume. The decrease in prices was due primarily to lower global demand, notably India.
Cost of Sales
Cost of sales decreased $36.2 million, or 1%, from 2012 to 2013. Cost of sales per ton in our Nitrogen Product Segments averaged $172 in 2013, a 2% increase over a cost of sales per ton of $168 in 2012. The increase was due primarily to an 8% increase in realized natural gas costs and a $13.6 million decrease in net mark-to-market gains related to natural gas derivatives. Phosphate segment cost of sales averaged $389 per ton in 2013 compared to $397 per ton in the prior year. This 2% decrease was due primarily to reduced raw material costs, namely ammonia and sulfur.
Selling, General and Administrative Expenses
Selling, general and administrative expenses increased $14.2 million to $166.0 million in 2013 from $151.8 million in 2012. The increase was due primarily to higher corporate office costs, including costs associated with certain information technology development activities, including the implementation and incremental amortization of the cost of a new enterprise resource planning system. Additionally, higher legal fees were incurred in 2013 due to strategic initiatives including the acquisition of CFL and the sale of the phosphate business.

Other Operating—Net
Other operating—net was $15.8 million of income in 2013 compared to a $49.1 million net expense in 2012. The 2013 income included $20.8 million of gains on foreign currency derivatives related to our capacity expansion projects, partially offset by $10.8 million of expenses related to our capacity expansion activities and $5.6 million of losses on the disposal of fixed assets. The expense recorded in 2012 consisted primarily of $21.9 million of costs associated with engineering studies for capacity expansion projects at various nitrogen complexes, $13.3 million of environmental and other costs associated with our closed facilities and $5.5 million of losses on the disposal of fixed assets.
Equity in Earnings of Operating Affiliates
Equity in earnings of operating affiliates consists of our 50% share of the operating results of PLNL and our 50% interest in an ammonia storage joint venture located in Houston, Texas. Equity in earnings of operating affiliates decreased 11% to $41.7 million in 2013 compared to $47.0 million in 2012 due to reduced operating results from these ventures.
Interest—Net
Net interest expense was $147.5 million in 2013 compared to $131.0 million in 2012. The $16.5 million increase was due primarily to the $1.5 billion of senior notes we issued during the second quarter of 2013, partially offset by higher capitalized interest in 2013 related to our capacity expansion projects.
Other Non‑Operating—Net
Other non‑operating—net was a $54.5 million expense in 2013 compared to income of $1.1 million in 2012. As discussed under Items Affecting Comparability of Results‑Net Operating Loss Settlement, in 2013, a charge of $55.2 million was recognized for the 73.1% portion of the NOLs we had accumulated prior to our 2005 public offering that will be paid to pre‑IPO owners as NOL tax benefits are realized.
Income Taxes
Our income tax provision for 2013 was $686.5 million on pre-tax income of $2.2 billion, or an effective tax rate of 31.1%, compared to an income tax provision of $964.2 million on pre-tax income of $2.8 billion, or an effective tax rate of 34.1% in the prior year. The effective tax rate was reduced due to an IRS tax settlement (2.2%), the impact of lower state income taxes resulting from our legal entity restructuring (1.5%) and the increased tax benefits from a depletion tax method change (0.8%), partially offset by an increased tax expense related to our future repatriation of foreign earnings (1.5%).
The effective tax rate does not reflect a tax provision on the earnings attributable to noncontrolling interest in TNCLP (a partnership), which is not a taxable entity. For additional information on income taxes, see Note 12—Income Taxes to our consolidated financial statements included in Item 8 of this report.
Equity in Earnings of Non-Operating Affiliates—Net of Taxes
Equity in earnings of non-operating affiliates—net of taxes consists of our share of the operating results of unconsolidated joint venture interests in GrowHow and Keytrade. The $48.5 million decrease in 2013 compared to 2012 was due primarily to lower earnings at GrowHow due to higher natural gas costs and lower average fertilizer selling prices in the United Kingdom.
Net Earnings Attributable to Noncontrolling Interest
Net earnings attributable to noncontrolling interest decreased $6.5 million in 2013 compared to 2012 due primarily to lower net earnings at TNCLP for the year and the April 30, 2013 purchase of the noncontrolling interests in CFL. Net earnings attributable to noncontrolling interest for 2013 and 2012 include the net earnings attributable to the 24.7% interest of the publicly-held common units of TNCLP for the entire year. For additional information, see the section titled Items Affecting Comparability of Results earlier in this discussion and analysis.
Diluted Net Earnings Per Share Attributable to Common Stockholders
Diluted net earnings per share attributable to common stockholders decreased to $24.74 in the 2013 from $28.59 in 2012 due to a decrease in net earnings attributable to common stockholders, partially offset by a decrease in the weighted-average number of shares outstanding due to our share repurchase programs. During 2013, we repurchased 7.3 million shares of our common stock for $1.4 billion, representing 12% of the shares outstanding as of December 31, 2012. During 2012, we repurchased 3.1 million shares for $500.0 million.

Operating Results by Business Segment
Our reportable segments are based on how our chief operating decision maker (CODM), as defined under U.S. GAAP, assesses performance and allocates resources across the business. Our business was previously organized and managed internally based on two segments, the nitrogen segment and the phosphate segment. During the first quarter of 2014, we sold the phosphate mining and manufacturing business, which was reported in the phosphate segment. Additionally, we appointed a new President and Chief Executive Officer who is the CODM.
In the third quarter of 2014, we completed certain changes to our reporting structures that reflect how our CODM assesses the performance of our operating segments and makes decisions about resource allocation. As a result, the number of our reporting segments increased from two to five segments, consisting of the following: ammonia, granular urea, UAN, other, and phosphate.
In the third quarter of 2015, in connection with the acquisition of the remaining 50% equity interest in GrowHow that we did not previously own, we further revised our reportable segment structure to separate AN from our other segment, thus increasing our reportable segments to six. Our revised reportable segments now consist of the following: ammonia, granular urea, UAN, AN, other and phosphate. These segments are differentiated by products, which are used differently by agricultural customers based on crop application, weather and other agronomic factors or by industrial customers. Our historical consolidated financial statements as of December 31, 2014 and 2013 and for each of the years in the three-year period ended December 31, 2014 have been revised to reflect the new segment structure. The ammonia, granular urea, UAN, AN and other segments are referred to in this discussion and analysis as the "Nitrogen Product Segments."
The phosphate segment reflects the reported results of the phosphate business through March 17, 2014, plus the continuing sales of the phosphate inventory in the distribution network after March 17, 2014. The remaining phosphate inventory was sold in the second quarter of 2014; therefore, the phosphate segment does not have operating results subsequent to that quarter. However, the segment will continue to be included until the reporting of comparable period phosphate results ceases. We use gross margin to evaluate segment performance and allocate resources. Total other operating costs and expenses (consisting of selling, general and administrative expenses and other operating—net) and non‑operating expenses (interest and income taxes), are centrally managed and are not included in the measurement of segment profitability reviewed by management.
The following table presents summary operating results by business segment:

	Ammonia	Granular Urea(1)	UAN(1)	AN(1)	Other(1)	Phosphate	Consolidated
	(in million, except percentages)
Year ended December 31, 2014
Net sales	$1,576.3	$914.5	$1,669.8	$242.7	$171.5	$168.4	$4,743.2
Cost of sales	983.2	516.6	997.4	189.1	120.1	158.3	2,964.7
Gross margin	$593.1	$397.9	$672.4	$53.6	$51.4	$10.1	$1,778.5
Gross margin percentage	37.6%	43.5%	40.3%	22.1%	30.0%	6.0%	37.5%
Year ended December 31, 2013
Net sales	$1,437.9	$924.6	$1,935.1	$215.1	$165.1	$796.9	$5,474.7
Cost of sales	656.5	410.1	895.6	155.9	114.4	722.0	2,954.5
Gross margin	$781.4	$514.5	$1,039.5	$59.2	$50.7	$74.9	$2,520.2
Gross margin percentage	54.3%	55.6%	53.7%	27.5%	30.7%	9.4%	46.0%
Year ended December 31, 2012
Net sales	$1,677.6	$1,143.4	$1,886.2	$222.8	$166.6	$1,007.4	$6,104.0
Cost of sales	712.7	406.2	793.2	174.8	96.1	807.7	2,990.7
Gross margin	$964.9	$737.2	$1,093.0	$48.0	$70.5	$199.7	$3,113.3
Gross margin percentage	57.5%	64.5%	57.9%	21.5%	42.3%	19.8%	51.0%
_______________________________________________________________________________

(1)	The cost of ammonia that is upgraded into other products is transferred at cost into the upgraded product results.
Impact of CFL Selling Price Modifications
As discussed in the Items Affecting Comparability of Results section of this discussion and analysis, on April 30, 2013, CF Industries acquired the noncontrolling interests in CFL and CFL became a wholly-owned subsidiary of CF Industries. As a result, the consolidated financial results for 2014 included twelve months of market-based selling prices, while 2013 included four months of selling prices based on production cost plus an agreed-upon margin and eight months of market-based selling prices. The 2012 annual period included twelve months of selling prices based upon production cost plus an agreed-upon margin. These changes affect the year-over-year comparability of net sales, gross margin, operating earnings, earnings before income taxes and net earnings attributable to noncontrolling interest, but do not impact the comparability of our net earnings attributable to common stockholders or net cash flows for the same period.
The following table adjusts the results for 2013 and 2012 to market-based selling prices for the full year to be on a comparable basis with 2014.

	Year Ended December 31,
	2014	2013	2012	2014 v 2013		2013 v 2012
	(in millions, except percentages)
Ammonia Segment
Net sales
As reported	$1,576.3	$1,437.9	$1,677.6	$138.4	10%	$(239.7)	(14)%
Impact of selling price adjustment	—	44.8	102.1	(44.8)		(57.3)
As adjusted	$1,576.3	$1,482.7	$1,779.7	$93.6	6%	$(297.0)	(17)%
Gross margin
As reported	$593.1	$781.4	$964.9	$(188.3)	(24)%	$(183.5)	(19)%
Impact of selling price adjustment	—	44.8	102.1	(44.8)		(57.3)
As adjusted	$593.1	$826.2	$1,067.0	$(233.1)	(28)%	$(240.8)	(23)%
Gross margin percentage
As reported	37.6%	54.3%	57.5%
Impact of selling price adjustment	—	1.4	2.5
As adjusted	37.6%	55.7%	60.0%
Average selling price per product ton
As reported	$531	$592	$602	$(61)	(10)%	$(10)	(2)%
Impact of selling price adjustment	—	19	37	(19)		(18)
As adjusted	$531	$611	$639	$(80)	(13)%	$(28)	(4)%

Granular Urea Segment
Net sales
As reported	$914.5	$924.6	$1,143.4	$(10.1)	(1)%	$(218.8)	(19)%
Impact of selling price adjustment	—	26.3	91.7	(26.3)		(65.4)
As adjusted	$914.5	$950.9	$1,235.1	$(36.4)	(4)%	$(284.2)	(23)%
Gross margin
As reported	$397.9	$514.5	$737.2	$(116.6)	(23)%	$(222.7)	(30)%
Impact of selling price adjustment	—	26.3	91.7	(26.3)		(65.4)
As adjusted	$397.9	$540.8	$828.9	$(142.9)	(26)%	$(288.1)	(35)%
Gross margin percentage
As reported	43.5%	55.6%	64.5%
Impact of selling price adjustment	—	1.3	2.6
As adjusted	43.5%	56.9%	67.1%
Average selling price per product ton
As reported	$372	$369	$441	$3	1%	$(72)	(16)%
Impact of selling price adjustment	—	10	35	(10)		(25)
As adjusted	$372	$379	$476	$(7)	(2)%	$(97)	(20)%

Ammonia Segment
Our ammonia segment produces anhydrous ammonia (ammonia), which is our most concentrated nitrogen fertilizer product as it contains 82% nitrogen. The results of our ammonia segment consist of sales of ammonia to external customers. In addition, ammonia is the “basic” nitrogen product that we upgrade into other nitrogen products such as urea, UAN and AN. We produce ammonia at all seven of our nitrogen manufacturing complexes in North America.
The following table presents summary operating data for our ammonia segment:

	Year Ended December 31,
	2014	2013	2012	2014 v. 2013		2013 v. 2012
	(in millions, except as noted)
Net sales	$1,576.3	$1,437.9	$1,677.6	$138.4	10%	$(239.7)	(14)%
Cost of sales	983.2	656.5	712.7	326.7	50%	(56.2)	(8)%
Gross margin	$593.1	$781.4	$964.9	$(188.3)	(24)%	$(183.5)	(19)%
Gross margin percentage	37.6%	54.3%	57.5%	(16.7)%		(3.2)%
Sales volume by product tons (000s)	2,969	2,427	2,786	542	22%	(359)	(13)%
Sales volume by nutrient tons (000s)(1)	2,434	1,990	2,285	444	22%	(295)	(13)%
Average selling price per product ton	$531	$592	$602	$(61)	(10)%	$(10)	(2)%
Average selling price per nutrient ton(1)	$648	$723	$734	$(75)	(10)%	$(11)	(1)%
Gross margin per product ton	$200	$322	$346	$(122)	(38)%	$(24)	(7)%
Gross margin per nutrient ton(1)	$244	$393	$422	$(149)	(38)%	$(29)	(7)%
Depreciation and amortization	$69.0	$58.2	$67.8	$10.8	19%	$(9.6)	(14)%
_______________________________________________________________________________

(1)	Ammonia represents 82% nitrogen content. Nutrient tons represent the tons of nitrogen within the product tons.
Year Ended December 31, 2014 Compared to Year Ended December 31, 2013
Net Sales. Net sales in the ammonia segment increased by $138.4 million, or 10%, to $1.6 billion in 2014 from $1.4 billion in 2013 due primarily to a 22% increase in volume, partially offset by a 10% decrease in average selling prices. The comparability of the ammonia segment net sales was impacted by the CFL selling price modifications in the prior year. On an as adjusted basis, net sales increased by $93.6 million, or 6%, and average selling prices decreased 13%. The increased volume is due to a combination of attractive pricing compared to other forms of nitrogen, favorable weather conditions that resulted in an extended spring application season, and effective utilization of our terminal and logistics system to resupply in advance of periods of high demand. In addition, sales to Mosaic under our contract to supply ammonia from our PLNL joint venture also increased sales volume compared to the prior year period. The decrease in average selling prices from prior year levels is due primarily to the North American inventory levels that were higher entering 2014 as a result of the shortened 2013 fall ammonia application season caused by cold weather conditions. This was partially offset by a stronger pricing environment at the end of 2014 due to tighter supply after the strong 2014 spring season and a high level of global production outages in the current year.
Cost of Sales. Cost of sales in our ammonia segment averaged $331 per ton in 2014, a 23% increase over the $270 per ton in 2013 due primarily to higher natural gas costs and higher other production cost. Total gas costs for the year increased 16%, plus the impact of mark-to-market on natural gas derivatives increased ammonia segment gas costs by $42.9 million compared to the prior year period.
Year Ended December 31, 2013 Compared to Year Ended December 31, 2012
Net Sales. Net sales in the ammonia segment decreased by $239.7 million, or 14%, to $1.4 billion in 2013 from $1.7 billion in 2012 due primarily to a 13% decrease in sales volume and a 2% decrease in average selling prices. The comparability of the ammonia segment net sales were impacted by the CFL selling price modifications. On an as adjusted basis, net sales in the ammonia segment decreased $297.0 million, or 17%, and average selling prices decreased 4%. The decrease in average selling prices from prior year levels was due to the combination of a weaker nitrogen pricing environment, generally higher domestic production rates and inventory levels, and reduced demand associated with unfavorable weather conditions. During 2013, the cold and wet spring and the shortened fall application season reduced ammonia demand compared to the favorable application environment during 2012.

Cost of Sales. Cost of sales in our ammonia segment averaged $270 per ton in 2013, a 5% increase over the $256 per ton in 2012 due primarily to higher production costs, which include higher natural gas costs. Total gas costs increased 8% compared to the prior year period.
Granular Urea Segment
Our granular urea segment produces granular urea, which contains 46% nitrogen. Produced from ammonia and carbon dioxide, it has the highest nitrogen content of any of our solid nitrogen fertilizers. Granular urea is produced at our Courtright, Ontario; Donaldsonville, Louisiana; and Medicine Hat, Alberta nitrogen complexes.
The following table presents summary operating data for our granular urea segment:

	Year Ended December 31,
	2014	2013	2012	2014 v. 2013		2013 v. 2012
	(in millions, except as noted)
Net sales	$914.5	$924.6	$1,143.4	$(10.1)	(1)%	$(218.8)	(19)%
Cost of sales	516.6	410.1	406.2	106.5	26%	3.9	1%
Gross margin	$397.9	$514.5	$737.2	$(116.6)	(23)%	$(222.7)	(30)%
Gross margin percentage	43.5%	55.6%	64.5%	(12.1)%		(8.9)%
Sales volume by product tons (000s)	2,459	2,506	2,593	(47)	(2)%	(87)	(3)%
Sales volume by nutrient tons (000s)(1)	1,131	1,153	1,193	(22)	(2)%	(40)	(3)%
Average selling price per product ton	$372	$369	$441	$3	1%	$(72)	(16)%
Average selling price per nutrient ton(1)	$809	$802	$958	$7	1%	$(156)	(16)%
Gross margin per product ton	$162	$205	$284	$(43)	(21)%	$(79)	(28)%
Gross margin per nutrient ton(1)	$352	$446	$618	$(94)	(21)%	$(172)	(28)%
Depreciation and amortization	$37.5	$37.4	$35.4	$0.1	—%	$2.0	6%
_______________________________________________________________________________

(1)	Granular urea represents 46% nitrogen content. Nutrient tons represent the tons of nitrogen within the product tons.
Year Ended December 31, 2014 Compared to Year Ended December 31, 2013
Net Sales. Net sales in the granular urea segment decreased by $10.1 million, or 1%, for 2014 compared to the same period of 2013 due primarily to a 2% decrease in sales volume, partially offset by a 1% increase in average selling prices. The comparability of the granular urea segment net sales was impacted by the CFL selling price modifications in the prior year. On an adjusted basis, net sales decreased by $36.4 million, or 4%, and average selling prices decreased 2%. Volumes were lower mainly due to our decision to reduce export volume as compared to the prior year due to anticipated robust domestic demand. The poor fall 2014 ammonia season combined with a tight ammonia supply contributed to increased demand at the end of 2014 and expectations for a strong 2015 spring season.
Cost of Sales. Cost of sales per ton in our granular urea segment averaged $210 per ton in 2014, a 28% increase over the $164 per ton in 2013 due primarily to increased natural gas costs which increased 16%, plus the impact of mark-to-market on natural gas derivatives which increased granular urea segment gas costs by $33.0 million compared to the prior year period.
Year Ended December 31, 2013 Compared to Year Ended December 31, 2012
Net Sales. Net sales in the granular urea segment decreased by $218.8 million, or 19%, to $924.6 million in 2013 from $1,143.4 million in 2012 due primarily to a 16% decrease in average selling prices and a 3% decrease in sales volume. The comparability of the granular urea segment net sales was impacted by the CFL selling price modifications. On an as adjusted basis, net sales in the granular urea segment decreased $284.2 million, or 23%, and average selling prices decreased 20%. The decrease in average selling prices to $369 per ton in 2013 compared to $441 per ton in 2012 was primarily due to increased supply in 2013 as a result of higher urea exports from Chinese producers during the low tariff export season.
Cost of Sales. Cost of sales per ton in our granular urea segment averaged $164 per ton in 2013, a 4% increase over the $157 per ton in 2012 due primarily to an increase in realized natural gas costs and a decrease in net mark-to-market gains related to natural gas derivatives.

UAN Segment
Our UAN segment produces urea ammonium nitrate solution (UAN). UAN, a liquid fertilizer product with a nitrogen content that typically ranges from 28% to 32%, is produced by combining urea and ammonium nitrate. UAN is produced at our nitrogen complexes in Courtright, Ontario; Donaldsonville, Louisiana; Port Neal, Iowa; Verdigris, Oklahoma; Woodward, Oklahoma; and Yazoo City, Mississippi.
The following table presents summary operating data for our UAN segment:

	Year Ended December 31,
	2014	2013	2012	2014 v. 2013		2013 v. 2012
	(in millions, except as noted)
Net sales	$1,669.8	$1,935.1	$1,886.2	$(265.3)	(14)%	$48.9	3%
Cost of sales	997.4	895.6	793.2	101.8	11%	102.4	13%
Gross margin	$672.4	$1,039.5	$1,093.0	$(367.1)	(35)%	$(53.5)	(5)%
Gross margin percentage	40.3%	53.7%	57.9%	(13.4)%		(4.2)%
Sales volume by product tons (000s)	6,092	6,383	6,131	(291)	(5)%	252	4%
Sales volume by nutrient tons (000s)(1)	1,925	2,015	1,937	(90)	(4)%	78	4%
Average selling price per product ton	$274	$303	$308	$(29)	(10)%	$(5)	(2)%
Average selling price per nutrient ton(1)	$867	$960	$974	$(93)	(10)%	$(14)	(1)%
Gross margin per product ton	$110	$163	$178	$(53)	(33)%	$(15)	(8)%
Gross margin per nutrient ton(1)	$349	$516	$564	$(167)	(32)%	$(48)	(9)%
Depreciation and amortization	$179.3	$172.6	$171.1	$6.7	4%	$1.5	1%
_______________________________________________________________________________

(1)	UAN represents between 28% and 32% of nitrogen content, depending on the concentration specified by the customer. Nutrient tons represent the tons of nitrogen within the product tons.
Year Ended December 31, 2014 Compared to Year Ended December 31, 2013
Net Sales. Net sales in the UAN segment decreased $265.3 million, or 14%, for 2014 due to a 10% decrease in average selling prices and a 5% decrease in sales volume. The decrease in UAN prices and volume was due primarily to the combination of customer preferences for attractively priced ammonia during the extended spring ammonia application season and lower production. Sales volume was negatively impacted by unplanned outages at the Woodward, Oklahoma nitrogen complex for maintenance and repairs of certain critical equipment.
Cost of Sales. Cost of sales per ton in our UAN segment averaged $164 in 2014, a 17% increase over the $140 per ton in 2013 due primarily to increased natural gas costs which increased 16%, plus the impact of mark-to-market on natural gas derivatives which increased UAN segment gas costs by $49.3 million compared to the prior year period.
Year Ended December 31, 2013 Compared to Year Ended December 31, 2012
Net Sales. Net sales in the UAN segment increased by $48.9 million, or 3%, due to a 4% increase in sales volume and a 2% decrease in average selling prices. Average selling prices decreased to $303 per ton in 2013 compared to $308 per ton in 2012. The decrease in UAN prices and volume was due primarily to higher global supply of nitrogen fertilizer products.
Cost of Sales. Cost of sales per ton in our UAN segment averaged $140 in 2013, an 8% increase over the $130 per ton in 2012 due primarily to increased natural gas costs.

AN Segment
Our AN segment produces ammonium nitrate (AN). AN is a nitrogen-based product with a nitrogen content of primarily 34%. AN is used by industrial customers for commercial explosives and blasting systems, and can also be used as nitrogen fertilizer. AN is produced at our Yazoo City, Mississippi complex.
The following table presents summary operating data for our AN segment:

	Year Ended December 31,
	2014	2013	2012	2014 v. 2013		2013 v. 2012
	(in millions, except as noted)
Net sales	$242.7	$215.1	$222.8	$27.6	13%	$(7.7)	(3)%
Cost of sales	189.1	155.9	174.8	33.2	21%	(18.9)	(11)%
Gross margin	$53.6	$59.2	$48.0	$(5.6)	(9)%	$11.2	23%
Gross margin percentage	22.1%	27.5%	21.5%	(5.4)%		6.0%
Sales volume by product tons (000s)	958	859	839	99	12%	20	2%
Sales volume by nutrient tons (000s)(1)	329	295	288	34	12%	7	2%
Average selling price per product ton	$253	$250	$266	$3	1%	$(16)	(6)%
Average selling price per nutrient ton(1)	$738	$729	$774	$9	1%	$(45)	(6)%
Gross margin per product ton	$56	$69	$57	$(13)	(19)%	$12	21%
Gross margin per nutrient ton(1)	$163	$201	$167	$(38)	(19)%	$34	20%
Depreciation and amortization	$46.5	$41.0	$42.7	$5.5	13%	$(1.7)	(4)%
_______________________________________________________________________________

(1)	Nutrient tons represent the tons of nitrogen within the product tons.
Year Ended December 31, 2014 Compared to Year Ended December 31, 2013
Net Sales. Net sales in the AN segment increased $27.6 million, or 13%, for 2014 due to a 12% increase in sales volume. AN sales volume increased due to higher agricultural grade sales, both domestic and exports.
Cost of Sales. Cost of sales per ton in our AN segment averaged $197 in 2014, a 9% increase over the $181 per ton in 2013 due primarily to increased natural gas costs.
Year Ended December 31, 2013 Compared to Year Ended December 31, 2012
Net Sales. Net sales in the AN segment decreased $7.7 million, or 3%, to $215.1 million in 2013 from $222.8 million in 2012 due to a 6% decrease in average selling prices partially offset by a 2% increase in sales volume.
Cost of Sales. Cost of sales per ton in our AN segment averaged $181 in 2013, a 13% decrease over the $209 per ton in 2012 due primarily to decreased natural gas costs.

Other Segment
This segment primarily includes the following products:

•
Diesel exhaust fluid (DEF) is an aqueous urea solution typically made with 32.5% high-purity urea and 67.5% deionized water. DEF is used as a consumable in selective catalytic reduction in order to lower nitrogen oxide (NOx) concentration in the diesel exhaust emissions from diesel engines. This product is produced at our Courtright, Ontario; Port Neal, Iowa; Woodward, Oklahoma; and Yazoo City, Mississippi complexes.

•
Urea liquor is a liquid product that we sell in concentrations of 40%, 50% and 70% urea as a chemical intermediate. This product is produced at our Courtright, Ontario; Port Neal, Iowa; Woodward, Oklahoma; and Yazoo City, Mississippi complexes.

The following table presents summary operating data for our other segment:

	Year Ended December 31,
	2014	2013	2012	2014 v. 2013		2013 v. 2012
	(in millions, except as noted)
Net sales	$171.5	$165.1	$166.6	$6.4	4%	$(1.5)	(1)%
Cost of sales	120.1	114.4	96.1	5.7	5%	18.3	19%
Gross margin	$51.4	$50.7	$70.5	$0.7	1%	$(19.8)	(28)%
Gross margin percentage	30.0%	30.7%	42.3%	(0.7)%		(11.6)%
Sales volume by product tons (000s)	798	770	620	28	4%	150	24%
Sales volume by nutrient tons (000s)(1)	155	151	136	4	3%	15	11%
Average selling price per product ton	$215	$214	$269	$1	—%	$(55)	(20)%
Average selling price per nutrient ton(1)	$1,106	$1,093	$1,225	$13	1%	$(132)	(11)%
Gross margin per product ton	$64	$66	$114	$(2)	(3)%	$(48)	(42)%
Gross margin per nutrient ton(1)	$332	$336	$518	$(4)	(1)%	$(182)	(35)%
Depreciation and amortization	$20.4	$19.2	$17.6	$1.2	6%	$1.6	9%
_______________________________________________________________________________

(1)	Nutrient tons represent the tons of nitrogen within the product tons.
Year Ended December 31, 2014 Compared to Year Ended December 31, 2013
Net Sales. Net sales in the other segment increased $6.4 million, or 4%, for 2014 due to a 4% increase in sales volume, primarily DEF. DEF sales increased along with the growing North American DEF market.
Cost of Sales. Cost of sales per ton in our other segment averaged $151 in 2014, a 2% increase over the $148 per ton in 2013 due primarily to increased natural gas costs.
Year Ended December 31, 2013 Compared to Year Ended December 31, 2012
Net Sales. Net sales in the other segment decreased $1.5 million, or 1%, to $165.1 million in 2013 from $166.6 million in 2012 due to a 20% decrease in average selling prices (primarily urea liquor) partially offset by a 24% increase in sales volume, primarily DEF, due to the growing North American DEF market in response to stricter engine emission requirements.
Cost of Sales. Cost of sales per ton in our other segment averaged $148 in 2013, a 5% decrease over the $155 per ton in 2012 due primarily to decreased natural gas costs.

Phosphate Segment
On March 17, 2014, we sold our phosphate mining and manufacturing business to Mosaic pursuant to an Asset Purchase Agreement dated as of October 28, 2013. The phosphate segment reflects the reported results of the phosphate business through March 17, 2014, plus the continuing sales of the phosphate inventory in the distribution network after March 17, 2014. The remaining phosphate inventory was sold in the second quarter of 2014; therefore, the phosphate segment does not have operating results subsequent to that quarter although the segment will continue to be included until the reporting of comparable period phosphate results ceases.
The following table presents summary operating data for our phosphate segment:

	Year Ended December 31,
	2014	2013	2012	2014 v. 2013		2013 v. 2012
	(in millions, except as noted)
Net sales	$168.4	$796.9	$1,007.4	$(628.5)	(79)%	$(210.5)	(21)%
Cost of sales	158.3	722.0	807.7	(563.7)	(78)%	(85.7)	(11)%
Gross margin	$10.1	$74.9	$199.7	$(64.8)	(87)%	$(124.8)	(62)%
Gross margin percentage	6.0%	9.4%	19.8%	(3.4)%		(10.4)%
Sales volume by product tons (000s)(1)	487	1,857	2,035	(1,370)	(74)%	(178)	(9)%
Average selling price per product ton	$346	$429	$495	$(83)	(19)%	$(66)	(13)%
Gross margin per product ton	$21	$40	$98	$(19)	(48)%	$(58)	(59)%
Depreciation, depletion and amortization(2)	$—	$42.3	$43.5	$(42.3)	(100)%	$(1.2)	(3)%
_______________________________________________________________________________

(1)	Represents DAP and MAP product sales.

(2)
On March 17, 2014, we sold our phosphate mining and manufacturing business to Mosaic pursuant to an Asset Purchase Agreement dated as of October 28, 2013. The assets and liabilities sold were classified as held for sale as of December 31, 2013; therefore, no depreciation, depletion or amortization was recorded in 2014 for the related property, plant and equipment.

Year Ended December 31, 2014 Compared to Year Ended December 31, 2013
Net Sales. Net sales in the phosphate segment decreased due to the sale of the phosphate business in March 2014.
Cost of Sales. Cost of sales per ton in the phosphate segment averaged $325 in 2014, a 16% decrease over the $389 per ton in 2013 due primarily to lower raw material costs.
Year Ended December 31, 2013 Compared to Year Ended December 31, 2012
Net Sales. Phosphate segment net sales decreased $210.5 million, or 21%, to $796.9 million in 2013 compared to $1.0 billion in 2012 due to a 13% decline in average selling prices and a 9% decrease in volume. Average DAP and MAP selling prices each decreased 13% with DAP decreasing from $493 to $427 per ton and MAP decreasing from $502 to $437 per ton due primarily to lower global demand, notably India, and buyers delaying purchases due to the expectation for lower prices. Phosphate segment sales volume in 2013 was 9% lower than 2012 due primarily to reduced domestic sales partially offset by increased exports.
Cost of Sales. The average phosphate segment cost of sales of $389 per ton in 2013 was 2% lower than the $397 per ton in the prior year due primarily to lower raw material costs.

Liquidity and Capital Resources
Our primary uses of cash are generally for operating costs, working capital, capital expenditures, debt service, investments, taxes, share repurchases and dividends. Our working capital requirements are affected by several factors, including demand for our products, selling prices, raw material costs, freight and seasonal factors inherent in the business. Generally, our primary source of cash is cash from operations, which includes cash generated by customer advances. We may also from time to time access the capital markets or engage in borrowings under our credit agreement.
During 2014, the following significant events have had or will have an impact on our cash and liquidity position.

•
In March 2014, we completed the sale of our phosphate mining and manufacturing business, which was located in Florida, to Mosaic for approximately $1.4 billion in cash. We recognized pre-tax and after-tax gains on sale of $750.1 million and $462.8 million, respectively.

•
Pursuant to our 2012 Stock Repurchase Program under which our Board of Directors authorized the repurchase of up to $3.0 billion of CF Holdings common stock, we repurchased 6.3 million common shares in 2014 for approximately $1.6 billion which completed the $3.0 billion 2012 Stock Repurchase Program.

•
In August 2014, our Board of Directors authorized the repurchase of up to an additional $1.0 billion of CF Holdings common stock through December 31, 2016. In the fourth quarter of 2014, we repurchased 1.4 million shares under the program for $372.8 million.

•
In 2014, we spent $1.3 billion on capital expenditures related to our capacity expansion projects. These projects are expected to be on-stream by 2016. During 2015, we expect to spend approximately $1.5 billion to $2.0 billion on these projects.

•	In March 2014, we issued $1.5 billion in senior notes with $750 million due in 2034 and $750 million due in 2044.
Further details regarding these events are provided below.
Cash and Cash Equivalents
We had cash and cash equivalents of $2.0 billion and $1.7 billion as of December 31, 2014 and 2013, respectively. Cash equivalents include highly liquid investments that are readily convertible to known amounts of cash with original maturities of three months or less. Under our short-term investment policy, we may invest our cash balances, either directly or through mutual funds, in several types of investment-grade securities, including notes and bonds issued by governmental entities or corporations. Securities issued by governmental entities include those issued directly by the U.S. and Canadian federal governments; those issued by state, local or other governmental entities; and those guaranteed by entities affiliated with governmental entities.
Share Repurchase Programs and Retirements
Our Board of Directors has authorized certain programs to repurchase shares of our common stock. Each of these programs is consistent in that repurchases may be made from time to time in the open market, through privately negotiated transactions, block transactions or otherwise. The manner, timing and amount of repurchases are determined by our management based on the evaluation of market conditions, stock price and other factors. The following summarizes the repurchase programs that have been approved by our Board of Directors that were effective during 2012, 2013 and 2014:

•
In the third quarter of 2011, our Board of Directors authorized a program to repurchase up to $1.5 billion of the common stock of CF Holdings through December 31, 2013. The repurchases under this program were completed in the second quarter of 2012.

•
In the third quarter of 2012, our Board of Directors authorized a program to repurchase up to $3.0 billion of the common stock of CF Holdings through December 31, 2016. The repurchases under this program were completed in the second quarter of 2014.

•
On August 6, 2014, our Board of Directors authorized a program to repurchase up to $1.0 billion of the common stock of CF Holdings through December 31, 2016. The repurchases under this program were continuing as of December 31, 2014. Through December 31, 2014, we had repurchased 1.4 million shares of our common stock for a total cost of $372.8 million.

The following table summarizes the share repurchases that were completed in 2014, 2013 and 2012.

	Year Ended December 31,
	2014	2013	2012
	(in millions, except percentages and per share amounts)
Shares repurchased(1)	7.7	7.3	3.1
Cost of shares repurchased	$1,923.6	$1,449.3	$500.0
Average price per share	$250	$197	$164
Shares repurchased as a % of prior year-end outstanding shares	13.8%	11.7%	4.7%
Current year-end outstanding shares	48.3	55.8	63.0
_____________________________________________________________________________

(1)	In January 2015, we repurchased 0.4 million of the Company's common shares for $127.2 million as part of the $1.0 billion share repurchase program announced in the third quarter of 2014.

The retirement of the repurchased shares of our common stock was recognized as follows:

•
In 2014, we retired 7.7 million shares of our common stock that had been repurchased. In our consolidated balance sheet, the retirement of these shares eliminated the recorded treasury stock and reduced retained earnings and paid-in-capital by $1,684.9 million and $220.5 million, respectively.

•
In 2013, we retired 6.4 million shares of our common stock that had been repurchased. In our consolidated balance sheet, the retirement of these shares eliminated the recorded treasury stock and reduced retained earnings and paid-in-capital by $1,067.4 million and $180.4 million, respectively.

•
In 2012, we retired 9.6 million shares of our common stock that had been repurchased. In our consolidated balance sheet, the retirement of these shares eliminated the recorded treasury stock and reduced retained earnings and paid-in-capital by $1,125.9 million and $374.2 million, respectively.

Capacity Expansion Projects and Restricted Cash
We are currently constructing new ammonia and urea/UAN plants at our Donaldsonville, Louisiana complex and new ammonia and urea plants at our Port Neal, Iowa complex. In combination, these new facilities will be able to produce 2.1 million tons of gross ammonia per year, upgraded products ranging from 2.0 million to 2.7 million tons of granular urea per year and up to 1.8 million tons of UAN 32% solution per year, depending on our choice of product mix.
We recently updated our cost estimate to complete the projects to construct new ammonia, urea and UAN plants at Donaldsonville, Louisiana and new ammonia and urea plants at Port Neal, Iowa. The update was based upon refined estimates for specific quantities of construction materials and work-hours based upon final issued-for-construction drawings from the engineering firms designing the plants.
Based on this review, the aggregate cost estimate for both projects has increased just under 10% from the original $3.8 billion to approximately $4.2 billion. The total project cost includes engineering and design; equipment procurement; construction; associated infrastructure including natural gas connections and power supply; and product storage and handling systems. Taking into account the more detailed engineering and construction information and additional progress we have made on the projects, the potential variance to the budget has also been tightened to plus or minus a few percentage points, as compared to the original plus or minus 10% level of accuracy.
We have found that the full impact of the costs associated with building the plants in western Iowa will exceed the original estimate due to increases in material content and higher labor costs than initially modeled. There are additional materials and work hours needed for increased construction and winterization scope, and higher wage and per diem rates to attract and retain the qualified skilled-trade workers compared to the original estimate.
These new plants will increase our product mix flexibility at Donaldsonville, improve our ability to serve upper-Midwest urea customers from our Port Neal location, and allow us to benefit from the cost advantages of North American natural gas. The projects continue to progress on-schedule, with anticipated start up dates of the third quarter 2015 for urea, fourth quarter 2015 for UAN and early 2016 for ammonia at Donaldsonville, Louisiana. Port Neal is scheduled to start up mid-2016 for ammonia and in the third quarter of 2016 for urea.

We expect to finance expenditures for the capacity expansion projects through available cash and cash equivalents, cash generated from operations and borrowings. Total cash spent to date on capitalized expenditures for the capacity expansion projects was $1.8 billion, including $1.3 billion in 2014. In addition, $244.3 million was invested in the capacity expansion projects and not paid as of December 31, 2014 and recognized as liabilities in the consolidated balance sheets.
We have retained engineering and procurement services from an affiliate of ThyssenKrupp Industrial Solutions (ThyssenKrupp), formerly ThyssenKrupp Uhde, for both the Donaldsonville, Louisiana and Port Neal, Iowa capacity expansion projects. Under the terms of the engineering and procurement services contract, we have granted ThyssenKrupp a security interest in a restricted cash account and maintain a cash balance in that account equal to the cancellation fees for procurement services and equipment that would arise if we were to cancel the projects. The amount in the account will change over time based on procurement costs. As of December 31, 2014, there was $86.1 million held in this account. This restricted cash is excluded from our cash and cash equivalents and reported separately on our consolidated balance sheets and statements of cash flows.
Capital Spending
We make capital expenditures to sustain our asset base, to increase our capacity, to improve plant efficiency and to comply with various environmental, health and safety requirements. Capital expenditures totaled $1,808.5 million in 2014 as compared to $823.8 million in 2013. The increase in capital expenditures is primarily the result of the $1.3 billion spent on the two capacity expansion projects discussed above.
Projected Capital Spending
We expect capital expenditures in 2015 to be approximately $2.0 billion to $2.5 billion, including $1.5 billion to $2.0 billion for the capacity expansion projects and $0.5 billion of sustaining and other capital expenditures. Planned capital expenditures are subject to change due to delays in regulatory approvals or permitting, unanticipated increases in cost, changes in scope and completion time, performance of third parties, adverse weather, defects in materials and workmanship, labor or material shortages, transportation constraints, acceleration or delays in the timing of the work and other unforeseen difficulties.
Disposition of Phosphate Business and Ammonia Supply Agreements
In October 2013, we entered into a definitive agreement with Mosaic to sell our entire phosphate mining and manufacturing business, which was located in Florida, for a purchase price of approximately $1.4 billion in cash and entered into two agreements to supply ammonia to Mosaic. The first agreement, which is not conditioned upon completion of the phosphate business sale transaction, provides for us to supply between 600,000 and 800,000 tons of ammonia per year from our Donaldsonville, Louisiana nitrogen complex beginning no later than 2017. The second agreement provides for us to supply approximately 300,000 tons of ammonia per year sourced from our PLNL joint venture, which began at the closing of the phosphate business sale transaction.
In 2014, we completed the sale of our phosphate mining and manufacturing business and recognized pre-tax and after-tax gains on the sale of the phosphate business of $750.1 million and $462.8 million, respectively. Under the terms of the Purchase Agreement, the accounts receivable and accounts payable pertaining to the phosphate mining and manufacturing business and certain phosphate inventory held in distribution facilities were not sold to Mosaic in the Transaction and were settled in the ordinary course.
The phosphate mining and manufacturing business assets we sold in the Transaction include the Hardee County Phosphate Rock Mine; the Plant City Phosphate Complex; an ammonia terminal, phosphate warehouse and dock at the Port of Tampa; and the site of the former Bartow Phosphate Complex. In addition, Mosaic assumed certain liabilities related to the phosphate mining and manufacturing business, including responsibility for closure, water treatment and long-term maintenance and monitoring of the phosphogypsum stacks at the Plant City and Bartow complexes. Mosaic also received the value of the phosphate mining and manufacturing business asset retirement obligation trust and escrow funds totaling approximately $200 million. The assets and liabilities sold to Mosaic were classified as held for sale as of December 31, 2013; therefore, no depreciation, depletion or amortization was recorded in 2014 for the related property, plant and equipment.
See further discussion of this transaction in the section titled Items Affecting Comparability of Results and in Note 22—Assets and Liabilities Held for Sale to the consolidated financial statements included in Item 8 of this report.

Acquisitions of the Noncontrolling Interests in Canadian Fertilizers Limited
In 2012, we entered into agreements to acquire the 34% of CFL's common and preferred shares owned by Viterra, the product purchase agreement between CFL and Viterra, and the CFL common shares held by GROWMARK and La Coop fédérée for a total purchase price of approximately C$0.9 billion. In April 2013, we completed the acquisitions. Since CFL was previously a consolidated variable interest entity, the purchase price was recognized as follows: a $0.8 billion reduction in paid-in-capital; a $0.1 billion deferred tax asset; and the removal of the CFL noncontrolling interest. CFL is now a wholly-owned subsidiary and we are entitled to purchase 100% of CFL's ammonia and granular urea production. For additional information, see Note 18—Noncontrolling Interest to our consolidated financial statements included in Item 8 of this report.
Repatriation of Foreign Earnings and Income Taxes
We have operations in Canada and interests in corporate joint ventures in the United Kingdom, the Republic of Trinidad and Tobago and Switzerland. The estimated additional U.S. and foreign income taxes due upon repatriation of the earnings of these foreign operations to the U.S. are recognized in our consolidated financial statements as the earnings are recognized, unless the earnings are considered to be indefinitely reinvested based upon our current plans. However, the cash payment of the income tax liabilities associated with repatriation of earnings from foreign operations occurs at the time of the repatriation. As a result, the recognition of income tax expense related to foreign earnings, as applicable, and the payment of taxes resulting from repatriation of those earnings can occur in different periods. Cash balances held by corporate joint ventures are maintained at sufficient levels to fund local operations as accumulated earnings are repatriated from the joint ventures on a periodic basis.
As of December 31, 2014, approximately $344.0 million of our consolidated cash and cash equivalents balance of $2.0 billion was held by our Canadian subsidiaries. The cash balance held by the Canadian subsidiaries represents accumulated earnings of our foreign operations which is not considered to be permanently reinvested. We have recognized deferred income taxes on these earnings for the foreign and domestic taxes that would be due upon their repatriation to the United States. As of December 31, 2014, the cash tax cost to repatriate the Canadian cash balances would be approximately $17.2 million.
Debt
Credit Agreement
We have a revolving credit facility that provides for $1.0 billion of borrowing by CF Industries for general corporate purposes. All obligations under the credit agreement are unsecured. Currently, CF Holdings is the only guarantor of CF Industries' obligations under the credit agreement. Certain of CF Industries' material domestic subsidiaries would be required to become guarantors under the credit agreement if such subsidiary were to guarantee our other debt or CF Industries' debt in excess of $350 million. As of December 31, 2014, $995.1 million was available for borrowing under our credit agreement, net of $4.9 million of outstanding letters of credit, and there were no outstanding borrowings as of December 31, 2014 or 2013, or during the years then ended.
Our credit agreement includes representations, warranties, covenants and events of default, including requirements that we maintain a minimum interest coverage ratio and not exceed a maximum total leverage ratio, as well as other customary covenants and events of default. As of December 31, 2014, we were in compliance with all covenants under the credit agreement.
Senior Notes
As of December 31, 2014 and 2013, we had $4.6 billion and $3.1 billion of senior notes outstanding, respectively, with maturities ranging from 2018 through 2044 as follows:

		December 31,
	Maturity Date	2014	2013
		(in millions)
6.875% senior notes	May 1, 2018	$800.0	$800.0
7.125% senior notes	May 1, 2020	800.0	800.0
3.450% senior notes	June 1, 2023	749.4	749.3
5.150% senior notes	March 15, 2034	746.2	—
4.950% senior notes	June 1, 2043	748.8	748.8
5.375% senior notes	March 15, 2044	748.1	—
		$4,592.5	$3,098.1

On April 23, 2010, CF Industries issued $800 million aggregate principal amount of 6.875% senior notes due May 1, 2018 and $800 million aggregate principal amount of 7.125% senior notes due May 1, 2020 (the 2018/2020 Notes). Interest on the 2018/2020 Notes is paid semiannually on May 1 and November 1 and the 2018/2020 Notes are redeemable at our option, in whole at any time or in part from time to time, at specified make-whole redemption prices. As of December 31, 2014, the carrying value of the 2018/2020 Notes was $1.6 billion and the fair value was approximately $1.9 billion.
On May 23, 2013, CF Industries issued $750 million aggregate principal amount of 3.450% senior notes due June 1, 2023 and $750 million aggregate principal amount of 4.950% senior notes due June 1, 2043 (the 2023/2043 Notes). Interest on the 2023/2043 Notes is paid semiannually on June 1 and December 1 and the 2023/2043 Notes are redeemable at our option, in whole at any time or in part from time to time, at specified make-whole redemption prices. We received net proceeds from the issuance and sale of the 2023/2043 Notes, after deducting underwriting discounts and offering expenses, of approximately $1.48 billion. As of December 31, 2014, the carrying value of the 2023/2043 Notes was approximately $1.5 billion and the fair value was approximately $1.5 billion.
On March 11, 2014, CF Industries issued $750 million aggregate principal amount of 5.150% senior notes due March 15, 2034 and $750 million aggregate principal amount of 5.375% senior notes due March 15, 2044 (the 2034/2044 Notes). Interest on the 2034/2044 Notes is paid semiannually on March 15 and September 15 and the 2034/2044 Notes are redeemable at our option, in whole at any time or in part from time to time, at specified make‑whole redemption prices. We received net proceeds of $1.48 billion from the issuance and sale of the 2034/2044 Notes, after deducting underwriting discounts and offering expenses. We intend to use the net proceeds from the offering to fund capital expenditure programs, including our capacity expansion projects, stock repurchases and for other general corporate purposes, including working capital. As of December 31, 2014, the carrying value of the 2034/2044 Notes was approximately $1.5 billion and the fair value was approximately $1.6 billion.
Under the indentures (including the applicable supplemental indentures) governing the senior notes identified in the table above, each series of senior notes is guaranteed by CF Holdings. The indentures contain customary events of default and covenants that limit, among other things, the ability of CF Holdings and its subsidiaries, including CF Industries, to incur liens on certain properties to secure debt. If a Change of Control occurs together with a Ratings Downgrade (as both terms are defined under the indentures governing the senior notes), CF Industries would be required to offer to repurchase each series of senior notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest. In addition, in the event that a subsidiary of ours, other than CF Industries, becomes a borrower or a guarantor under the Credit Agreement (or any renewal, replacement or refinancing thereof), such subsidiary would be required to become a guarantor of the senior notes, provided that such requirement will no longer apply with respect to the 2023/2043 Notes and 2034/2044 Notes following the repayment of the 2018/2020 Notes or the subsidiaries of ours, other than CF Industries, otherwise becoming no longer subject to such a requirement to guarantee the 2018/2020 Notes.
Forward Sales and Customer Advances
We offer our customers the opportunity to purchase products from us on a forward basis at prices and on delivery dates we propose. We also often use derivative financial instruments to reduce our exposure to changes in prices for natural gas that will be purchased in the future. Natural gas is the largest and most volatile component of our manufacturing cost for nitrogen-based fertilizers. Because we often use derivative instruments to hedge against movements of future prices of natural gas, volatility in reported quarterly earnings can result from the unrealized mark-to-market adjustments in the value of the derivatives. Additionally, our reported fertilizer selling prices and margins may differ from market spot prices and margins available at the time of shipment.
Customer advances, which typically represent a portion of the contract's sales value, are received shortly after the contract is executed, with any remaining unpaid amount generally being collected by the time the product is shipped, thereby reducing or eliminating the accounts receivable related to such sales. Any cash payments received in advance from customers in connection with forward sales contracts are reflected on our consolidated balance sheets as a current liability until the related orders are shipped and revenue is recognized. As of December 31, 2014 and 2013, we had $325.4 million and $120.6 million, respectively, in customer advances on our consolidated balance sheets.
While customer advances are generally a significant source of liquidity, the level of forward sales contracts is affected by many factors including current market conditions and our customers' outlook of future market fundamentals. If the level of sales under our forward sales programs were to decrease in the future, our cash received from customer advances could likely decrease and our accounts receivable balances would likely increase. Additionally, borrowing under our Credit Agreement could become necessary. Due to the volatility inherent in our business and changing customer expectations, we cannot estimate the amount of future forward sales activity.

Under our forward sales programs, a customer may delay delivery of an order due to weather conditions or other factors. These delays generally subject the customer to potential charges for storage or may be grounds for termination of the contract by us. Such a delay in scheduled shipment or termination of a forward sales contract due to a customer's inability or unwillingness to perform may negatively impact our reported sales.
Derivative Financial Instruments
We often use derivative financial instruments to reduce our exposure to changes in commodity prices and foreign currency exchange rates. Derivatives expose us to counterparties and the risks associated with their ability to meet the terms of the contracts. For derivatives that are in net asset positions, we are exposed to credit loss from nonperformance by the counterparties. We control our credit risk through the use of multiple counterparties that are multinational commercial banks, major financial institutions or large energy companies, and, in most cases, the use of International Swaps and Derivatives Association (ISDA) master netting arrangements.
The ISDA master netting arrangements to most of our derivative instruments contain credit-risk-related contingent features, such as cross default provisions and credit support requirements. In the event of certain defaults or a credit ratings downgrade, our counterparty may request early termination and net settlement of certain derivative trades or may require us to collateralize derivatives in a net liability position.
As of December 31, 2014 and 2013, the aggregate fair value of the derivative instruments with credit-risk-related contingent features in net liability positions was $47.1 million and $0.2 million, respectively, which also approximates the fair value of the maximum amount of additional collateral that would need to be posted or assets needed to settle the obligations if the credit-risk-related contingent features were triggered at the reporting dates. As of December 31, 2014 and 2013, we had open natural gas derivative contracts for 58.7 million MMBtus and 76.3 million MMBtus, respectively. As of December 31, 2014 and 2013, we had no cash collateral on deposit with counterparties for derivative contracts.
As of December 31, 2014 and 2013, the notional amount of our open foreign currency derivatives was $252.8 million and $636.3 million, respectively. None of these open foreign currency derivatives were designated as hedging instruments for accounting purposes.
Other Liquidity Requirements
We contributed $20.4 million to our pension plans in 2014. We expect to contribute approximately $19.0 million to our pension plans in 2015.
Cash Flows
Operating Activities
Year Ended December 31, 2014 Compared to Year Ended December 31, 2013
Net cash provided by operating activities in 2014 was $1.4 billion as compared to $1.5 billion in 2013. The $58.2 million decrease in net cash provided by operating activities resulted from lower earnings from core operating activities partially offset by favorable working capital changes during 2014 as compared to 2013. The lower earnings from core operating activities were primarily a result of the $741.7 million decline in gross margin. Partially offsetting the decline in gross margin, $638.6 million less was invested in net working capital than in 2013. Improvements in working capital during 2014 were due to a combination of higher customer advances, lower inventory levels and lower amounts paid for income taxes in 2014 as compared in 2013. Customer advances are higher in anticipation of a busy spring 2015 application season combined with tighter North American nitrogen fertilizer supply compared to the prior year period.
Year Ended December 31, 2013 Compared to Year Ended December 31, 2012
Net cash provided by operating activities in 2013 was $1.5 billion as compared to $2.4 billion in 2012. The $0.9 billion decline was due to the combination of a $390.6 million decline in net earnings, and a higher level of net working capital invested in the business in 2013 versus 2012. During 2013, $740.2 million more was invested in net working capital than in 2012 due primarily to higher income tax payments and lower customer advances as customers delayed purchasing decisions in 2013 as compare in 2012.

Investing Activities
Years Ended December 31, 2014, 2013 and 2012
Net cash used in investing activities was $343.5 million in 2014 compared to $1,019.3 million in 2013. Cash used in investing activities in 2014 included $1.8 billion on capital expenditures, partially offset by the proceeds of $1.4 billion we received from the sale of the phosphate business. Cash used in investing activities in 2013 included $823.8 million in capital expenditures and $154.0 million transferred to a restricted cash account in support of the capacity expansion projects discussed previously. The $513.5 million cash used in investing activities in 2012 was primarily for capital expenditures, partially offset by $65.4 million from the sale of short-term securities and property, plant and equipment. Additions to property, plant and equipment accounted for $1,808.5 million, $823.8 million and $523.5 million of cash used in investing activities in 2014, 2013 and 2012, respectively. The increases in capital expenditures in 2014 and 2013 related primarily to cash spending for the major capacity expansion projects at our Donaldsonville, Louisiana and Port Neal, Iowa facilities.
Financing Activities
Years Ended December 31, 2014, 2013 and 2012
Net cash used in financing activities was $775.1 million in 2014, compared to $980.3 million in 2013, and $796.8 million in 2012. In both 2014 and 2013, we issued senior notes and received proceeds of approximately $1.5 billion. Cash used in financing activities in 2013 included $918.7 million to acquire the noncontrolling interests in CFL. Cash used for share repurchases in 2014, 2013 and 2012 was $1.9 billion, $1.4 billion and $500.0 million, respectively. We distributed $46.0 million to the noncontrolling interests in 2014, compared to $73.7 million in 2013 and $231.8 million in 2012. The decrease in distributions to noncontrolling interests in 2014 and 2013 as compared to 2012 was due to the acquisition of the noncontrolling interests in CFL in April 2013 and the modifications to CFL selling prices in the fourth quarter of 2012, which impacted the payments made in the first four months of 2013. In 2012, $13.0 million was used for the repayment of long-term debt.
Contractual Obligations
The following is a summary of our contractual obligations as of December 31, 2014:

	2015	2016	2017	2018	2019	After 2019	Total
	(in millions)
Contractual Obligations
Debt
Long-term debt(1)	$—	$—	$—	$800.0	$—	$3,800.0	$4,600.0
Interest payments on long-term debt(1)	256.5	256.5	256.5	227.3	198.9	2,539.2	3,734.9
Other Obligations
Operating leases	96.6	94.9	78.3	61.6	49.1	101.4	481.9
Equipment purchases and plant improvements	108.0	10.3	0.7	0.1	—	—	119.1
Capacity expansion projects(2)	1,365.3	58.9	—	—	—	—	1,424.2
Transportation(3)	72.3	15.8	9.0	—	—	—	97.1
Purchase obligations(4)(5)	577.7	419.3	363.0	164.8	33.0	165.2	1,723.0
Contributions to pension plans(6)	19.0	—	—	—	—	—	19.0
Net operating loss settlement(7)	10.2	10.2	11.9	—	—	—	32.3
Total(8)(9)	$2,505.6	$865.9	$719.4	$1,253.8	$281.0	$6,605.8	$12,231.5
_______________________________________________________________________________

(1)	Based on debt balances before discounts, offering expenses and interest rates as of December 31, 2014.

(2)
We expect to spend approximately $1.5 billion to $2.0 billion during 2015 related to the $4.2 billion Donaldsonville and Port Neal capacity expansion projects expected to be completed by 2016. Contractual commitments do not include any amounts related to our foreign currency derivatives. For further information, see our previous discussion under Capacity Expansion Projects and Restricted Cash in the Liquidity and Capital Resources section of this discussion and analysis.

(3)
Includes anticipated expenditures under certain contracts to transport raw materials and finished product to and from our facilities. The majority of these arrangements allow for reductions in usage based on our actual operating rates. Amounts set forth above are based on projected normal operating rates and contracted or current spot prices, where applicable, as of December 31, 2014 and actual operating rates and prices may differ.

(4)
Includes minimum commitments to purchase natural gas based on prevailing market-based forward prices as of December 31, 2014. Purchase obligations do not include any amounts related to our natural gas derivatives.

(5)
Includes a commitment to purchase ammonia from PLNL at market-based prices under an agreement that expires in 2018. The annual commitment based on market prices as of December 31, 2014 is $168.3 million with a total remaining commitment of $631.2 million.

(6)
Represents the contributions we expect to make to our pension plans during 2015. Our pension funding policy is to contribute amounts sufficient to meet minimum legal funding requirements plus discretionary amounts that we may deem to be appropriate.

(7)
Represents the amounts we expect to pay to our pre-IPO owners in conjunction with the amended NOL Agreement and the 2013 settlement with the IRS. See Note 12—Income Taxes to our consolidated financial statements included in Item 8 of this report for further discussion of this matter.

(8)	Excludes $160.4 million of unrecognized tax benefits due to the uncertainty in the timing of potential tax payments.

(9)	Excludes $6.6 million of environmental remediation liabilities.
Subsequent Event
In January 2015, we repurchased 0.4 million of the Company's common shares for $127.2 million as part of the $1.0 billion share repurchase program announced in the third quarter of 2014 (see Note 19—Stockholders' Equity). Together with the 1.4 million shares repurchased during 2014, these repurchases bring the total repurchased shares to date under this program to 1.8 million for an aggregate expenditure of $500.0 million.
Off-Balance Sheet Arrangements
We have operating leases for certain property and equipment under various noncancelable agreements, the most significant of which are rail car leases and barge tow charters for the transportation of fertilizer. The rail car leases currently have minimum terms ranging from two to ten years and the barge charter commitments range from two to seven years. We also have terminal and warehouse storage agreements for our distribution system, some of which contain minimum throughput requirements. The storage agreements contain minimum terms generally ranging from one to three years and commonly contain automatic annual renewal provisions thereafter unless canceled by either party. See Note 23—Leases in the notes to our consolidated financial statements included in Item 8 of this report for additional information concerning leases.
We do not have any other off-balance sheet arrangements that have or are reasonably likely to have a material current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.
Critical Accounting Policies and Estimates
Our discussion and analysis of our financial condition, results of operations, liquidity and capital resources is based upon our consolidated financial statements, which have been prepared in accordance with U.S. GAAP. U.S. GAAP requires that we select policies and make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates. We base our estimates on historical experience, technological assessment, opinions of appropriate outside experts, and the most recent information available to us. Actual results may differ from these estimates. Changes in estimates that may have a material impact on our results are discussed in the context of the underlying financial statements to which they relate. The following discussion presents information about our most critical accounting policies and estimates.

Revenue Recognition
We recognize revenue when title and risk of loss are transferred to the customer, which can be at the plant gate, a distribution facility, a supplier location or a customer destination. In some cases, application of this policy requires that we make certain assumptions or estimates regarding a component of revenue, discounts and allowances, rebates, or creditworthiness of some of our customers. We base our estimates on historical experience, and the most recent information available to us, which can change as market conditions change. Amounts related to shipping and handling that are billed to our customers in sales transactions are classified as sales in our consolidated statements of operations. Sales incentives are reported as a reduction in net sales.
Property, Plant and Equipment
Property, plant and equipment are stated at historical cost and depreciation and amortization are computed using either the straight-line method or the units-of-production method over the lives of the assets. The lives used in computing depreciation and amortization expense are based on estimates of the period over which the assets will be of economic benefit to us. Estimated lives are based on historical experience, manufacturers' or engineering estimates, valuation or appraisal estimates and future business plans. We review the depreciable lives assigned to our property, plant and equipment on a periodic basis, and change our estimates to reflect the results of those reviews.
Scheduled inspections, replacements and overhauls of plant machinery and equipment at our continuous process manufacturing facilities during a full plant shutdown are referred to as plant turnarounds. We account for plant turnarounds under the deferral method, as opposed to the direct expense or built-in overhaul methods. Under the deferral method, expenditures related to turnarounds are capitalized in property, plant and equipment when incurred and amortized to production costs on a straight-line basis over the period benefited, which is until the next scheduled turnaround in up to 5 years. Should the estimated period between turnarounds change, we may be required to amortize the remaining cost of the turnaround over a shorter period, which would lead to higher depreciation and amortization costs. If we used the direct expense method, turnaround costs would be expensed as incurred. Scheduled replacements and overhauls of plant machinery and equipment include the dismantling, repair or replacement and installation of various components including piping, valves, motors, turbines, pumps, compressors, heat exchangers and the replacement of catalyst when a full plant shutdown occurs. Scheduled inspections are also conducted during a full plant shut down including required safety inspections, which entails the disassembly of various components such as steam boilers, pressure vessels and other equipment requiring safety certifications. Capitalized turnaround costs have been applied consistently in the periods presented. Internal employee costs and overhead amounts are not considered turnaround costs and are not capitalized. Turnaround costs are classified as investing activities in the consolidated statements of cash flows in the line entitled, "Additions to property, plant and equipment."
Inventory Valuation
We review our inventory account balances at least quarterly, and more frequently if required by market conditions, to determine whether the carrying amount of inventories exceeds their net realizable value. This review process incorporates current industry and customer-specific trends, current operating plans, historical price activity, and selling prices expected to be realized. If the carrying amount of our inventory exceeds its estimated net realizable value, we immediately adjust our carrying values accordingly. Upon inventory liquidation, if the actual sales prices ultimately realized are less than our most recent estimate of net realizable value, additional losses would be recorded in the period of liquidation. Fixed production costs related to idle capacity are not included in the cost of inventory but are charged directly to cost of sales.
Asset Retirement Obligations
Asset retirement obligations (AROs) are legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development or normal operation of such assets. AROs are initially recognized as incurred when sufficient information exists to estimate fair value. We have unrecorded AROs at our nitrogen fertilizer manufacturing facilities and at our distribution and storage facilities that are conditional upon cessation of operations. These AROs include certain decommissioning activities as well as the removal and disposition of certain chemicals, waste materials, structures, equipment, vessels, piping and storage tanks. Also included are reclamation of land and the closure of certain effluent ponds. The most recent estimate of the aggregate cost of these AROs expressed in 2014 dollars is $51.0 million. We have not recorded a liability for these conditional AROs as of December 31, 2014 because we do not believe there is currently a reasonable basis for estimating a date or range of dates of cessation of operations at these facilities, which is necessary in order to estimate fair value. In reaching this conclusion, we considered the historical performance of each facility and have taken into account factors such as planned maintenance, asset replacements and upgrades of plant and equipment, which if conducted as in the past, can extend the physical lives of our nitrogen manufacturing facilities indefinitely. We also considered the possibility of changes in technology, risk of obsolescence, and availability of raw materials in arriving at our conclusion.

For additional information, see Note 21—Asset Retirement Obligations to our consolidated financial statements included in Item 8 of this report.
Recoverability of Long-Lived Assets, Goodwill and Investments in Unconsolidated Subsidiaries
We review the carrying values of our property, plant and equipment and other long-lived assets, including our finite-lived intangible assets, goodwill and investments in affiliates including joint ventures in accordance with U.S. GAAP in order to assess recoverability. Factors that we must estimate when performing impairment tests include sales volume, selling prices, raw material costs, operating rates, operating expenses, inflation, discount rates, exchange rates, tax rates and capital spending. Significant judgment is involved in estimating each of these factors, which include inherent uncertainties. The factors we use are consistent with those used in our internal planning process. The recoverability of the values associated with our goodwill, long-lived assets and investments in unconsolidated affiliates is dependent upon future operating performance of the specific businesses to which they are attributed. Certain of the operating assumptions are particularly sensitive to the cyclical nature of the fertilizer business. Adverse changes in demand for our products, increases in supply and the availability and costs of key raw materials could significantly affect the results of our review.
The recoverability and impairment tests of long-lived assets are required only when conditions exist that indicate the carrying value may not be recoverable. For goodwill, impairment tests are required at least annually, or more frequently if events or circumstances indicate that it may be impaired. We review the carrying value of our investments in unconsolidated affiliates annually to determine if there is a loss in value of the investment. We determine the fair value of the investment using an income approach valuation method. If the sum of the expected future discounted net cash flows is less than the carrying value, an impairment loss is recognized immediately.
Our joint venture investment in Trinidad and Tobago operates an ammonia plant that relies on natural gas supplied by The National Gas Company of Trinidad and Tobago Limited (NGC). The joint venture is accounted for under the equity method and continues to generate positive income and cash flow. The financial results are included in the information in Note 10—Equity Method Investments to the consolidated financial statements. The joint venture has experienced natural gas curtailments in 2014 due to major maintenance activities being conducted at natural gas facilities and decreased gas exploration and development activity in Trinidad and Tobago. These curtailments are expected to continue into 2015 and it is unclear if they will continue beyond that time. Natural gas exploration activities in Trinidad and Tobago are being conducted and publicly-reported results indicate that additional natural gas will be available in the future. However, commitments from NGC regarding the level of future availability and the related cost are not available. The future availability and cost of natural gas represents a significant assumption in the discounted cash flow models utilized for recoverability and impairment testing. The book value of our joint venture investment in Trinidad and Tobago at December 31, 2014 that was subject to impairment review was $363.3 million. No impairment was recognized in 2014, 2013 or 2012 related to this investment.
We evaluate goodwill for impairment in the fourth quarter at the reporting unit level, which in our case, are the ammonia, granular urea, UAN, AN and other segments. Our evaluation can begin with a qualitative assessment of the factors that could impact the significant inputs used to estimate fair value. If after performing the qualitative assessment, we determine that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, including goodwill, then no further testing is performed. However, if it is unclear based on the results of the qualitative test, we perform a quantitative test involving potentially two steps. The first step compares the fair value of a reporting unit with its carrying amount, including goodwill. We use an income-based valuation method, determining the present value of future cash flows, to estimate the fair value of a reporting unit. If the fair value of a reporting unit exceeds its positive carrying amount, goodwill of the reporting unit is considered not impaired, and the second step of the impairment test is unnecessary. The second step of the goodwill impairment test, if needed, compares the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill. We recognize an impairment loss immediately to the extent the carrying value exceeds its implied fair value. We identified no goodwill impairment in our 2014, 2013 or 2012 reviews. As of December 31, 2014 and 2013, the carrying value of our goodwill was $2.1 billion.
Derivative Financial Instruments
The accounting for the change in the fair value of a derivative instrument depends on whether the instrument has been designated as a hedging instrument and whether the instrument is effective as part of a hedging relationship. Changes in the fair value of derivatives designated as cash flow hedging instruments considered effective are recorded in accumulated other comprehensive income (AOCI) as the changes occur, and are reclassified into income or expense as the hedge item is recognized in earnings. The ineffective portion of derivatives designated as cash flow hedges and changes in the fair value of derivatives not designated as hedging instruments are recorded in the statement of operations as the changes occur.
Certain of our foreign currency derivatives that we use to manage our exposure to changes in exchange rates on euro-denominated expenditures associated with our major capacity expansion projects have been designated as cash flow hedges.

The expected cash flows for the capital projects involve the use of judgments and estimates, which are subject to change. We assess, both at the hedge's inception and on an ongoing basis, whether the designated cash flow hedges are highly effective in offsetting changes in cash flows of the hedged items. When a derivative is determined not to be highly effective as a hedge or the underlying hedged transaction is no longer probable, hedge accounting is discontinued in accordance with the derecognition criteria for hedge accounting.
Income Taxes
We recognize expenses, assets and liabilities for income taxes based on estimates of amounts that ultimately will be determined to be taxable or deductible in tax returns filed in various jurisdictions. U.S. income taxes are provided on that portion of the earnings of foreign subsidiaries that is expected to be remitted to the U.S. and be taxable. The final taxes paid are dependent upon many factors and judgments, including negotiations with taxing authorities in various jurisdictions and resolution of disputes arising from federal, state and international tax audits. The judgments made at any point in time may change from previous conclusions based on the outcome of tax audits, as well as changes to, or further interpretations of, tax laws and regulations. We adjust income tax expense in the period when these changes occur.
Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those differences are projected to be recovered or settled. Realization of deferred tax assets is dependent on our ability to generate sufficient taxable income of an appropriate character in future periods. A valuation allowance is established if it is determined to be more likely than not that a deferred tax asset will not be realized. Significant judgment is applied in evaluating the need for and magnitude of appropriate valuation allowances against deferred tax assets. Interest and penalties related to unrecognized tax benefits are reported as interest expense and income tax expense, respectively.
A deferred income tax liability is recorded for income taxes that would result from the repatriation of the portion of the investment in our non-U.S. subsidiaries and corporate joint ventures that are considered to not be permanently reinvested. No deferred income tax liability is recorded for the remainder of our investment in non-U.S. subsidiaries and corporate joint ventures, which we believe to be indefinitely reinvested.
As a large commercial enterprise with international operations, our income tax expense and our effective tax rate may change from period to period due to many factors. The most significant of these factors are changes in tax legislation, changes in the geographic mix of earnings, the tax characteristics of our income, the ability to realize certain foreign tax credits and net operating losses, and the portion of the income of our foreign subsidiaries and corporate joint ventures that is expected to be remitted to the U.S. and be taxable. It is reasonably likely that these items will impact income tax expense, net income and liquidity in future periods.
We operate in a number of countries and as a result have a significant amount of cross border transactions. The taxability of cross border transactions has received an increasing level of scrutiny among regulators in countries across the globe, including the countries in which we operate. The tax rules and regulations within the various countries in which we operate are complex and in many cases there is not symmetry between the rules of the various countries. As a result, there are instances where regulators within the countries involved in a cross border transaction may reach different conclusions regarding the taxability of the transaction in their respective jurisdictions based on the same set of facts and circumstances. We work closely with regulators to reach a common understanding and conclusion regarding the taxability of cross border transactions.  However, there are instances where reaching a common understanding is not possible or practical. As of December 31, 2014, we have recorded a reserve for unrecognized tax benefits, including penalties and interest, of $160.4 million, which is related predominantly to certain potential tax exposures involving cross border transactions. This amount represents our best estimate of the amounts due based on our interpretations of the rules and the facts and circumstances of the transactions.  Differences in interpretation of the tax laws, including agreements between governments surrounding our cross border transactions, can result in differences in taxes paid which may be higher or lower than our estimates.
Pension Assets and Liabilities
Pension assets and liabilities are affected by the fair value of plan assets, estimates of the expected return on plan assets, plan design, actuarial estimates and discount rates. Actual changes in the fair value of plan assets and differences between the actual return on plan assets and the expected return on plan assets affect the amount of pension expense ultimately recognized. Our projected benefit obligation (PBO) related to our qualified pension plans was $787.8 million as of December 31, 2014, which was $123.0 million higher than pension plan assets. The December 31, 2014 PBO was computed based on a weighted-average discount rate of 4.0%, which was based on yields for high-quality (AA rated or better) fixed income debt securities that match the timing and amounts of expected benefit payments as of the measurement date of December 31. Declines in comparable bond yields would increase our PBO. If the discount rate used to compute the PBO was lower or higher by 50 basis points, our PBO would have been $52.1 million higher or $46.9 million lower, respectively, than the amount previously discussed.
The weighted-average discount rate used to calculate pension expense in 2014 was 4.8%. If the discount rate used to compute 2014 pension expense decreased or increased by 50 basis points, the expense would have been approximately $4.0 million higher or $0.5 million lower, respectively, than the amount calculated. Our net benefit obligation, after deduction of plan assets, could increase or decrease depending on the extent to which returns on pension plan assets are lower or higher than the discount rate. The 5.5% weighted-average expected long-term rate of return on assets used to calculate pension expense in 2014 is based on studies of actual rates of return achieved by equity and non-equity investments, both separately and in combination over historical holding periods. If the expected long-term rate of return on assets was higher or lower by 50 basis points, pension expense for 2014 would have been $3.3 million lower or higher, respectively. See Note 13—Pension and Other Postretirement Benefits to our consolidated financial statements included in Item 8 of this report for further discussion of our pension plans.
Consolidation
We consolidate all entities that we control by ownership of a majority interest and use the equity method to account for investments in affiliates that we do not consolidate, but for which we have the ability to exercise significant influence over operating and financial policies. Our consolidated net earnings include our share of the net earnings of these companies plus the amortization expense of certain tangible and intangible assets identified as part of purchase accounting. Our judgment regarding the level of influence over our equity method investments includes considering key factors such as ownership interest, representation on the board of directors, participation in policy decisions and material intercompany transactions. We regularly review for variable interest entities regarding potential changes in consolidation status.
We eliminate from our consolidated financial results all significant intercompany transactions.
Recent Accounting Pronouncements
See Note 3—New Accounting Standards to our consolidated financial statements included in Item 8 of this report for a discussion of recent accounting pronouncements.
Discussion of Seasonality Impacts on Operations
In North America, the sales patterns of our major products are seasonal. The strongest demand for our products occurs during the spring planting season, with a second period of strong demand following the fall harvest. We and our customers generally build inventories during the low demand periods of the year in order to ensure timely product availability during the peak sales seasons. Seasonality is greatest for ammonia due to the limited ability of our customers and their customers to store significant quantities of this product. The seasonality of fertilizer demand generally results in our sales volumes and net sales being the highest during the spring and our working capital requirements being the highest just prior to the start of the spring season. Our quarterly financial results can vary significantly from one year to the next due to weather related shifts in planting schedules and purchasing patterns.